As filed with the Securities and Exchange Commission on April  29, 2008
  Registration No. 333-148792

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-1
PRE-EFFECTIVE AMENDMENT – NO. 1
TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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CAPRIUS, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	22-2457487 (I.R.S. Employer Identification Number)
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One University Plaza, Suite 400 Hackensack, New Jersey 07601 (201) 342-0900 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Jonathan Joels
Treasurer and Chief Financial Officer
One University Plaza, Suite 400
Hackensack, New Jersey  07601
(201) 342-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

–––––––––––––––– Copies to: Bruce A. Rich, Esq. Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue New York, New York 10022 (212) 603-2000
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Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The Company has simultaneously filed Pre-Effective Amendment No. 2 on Form S-1 to a Registration Statement  initially filed on Form SB-2 (No.333-141647) for 9,557,500 shares of its Common Stock underlying the Series E Convertible Preferred Stock and warrants issued in its March 2007 Series E Preferred Stock Placement.

In addition, the Company has registered 2,646,121 shares of its Common Stock underlying shares of its Series C Convertible Preferred Stock and warrants issued in its 2005 Series C Preferred Stock Placement under Post-Effective Amendment No. 3 to Form SB-2 (No. 333-124096) declared effective on November 13, 2007, and 3,176,281 shares of its Common Stock underlying shares of its Series D Convertible Preferred Stock and warrants issued in its 2006 Series D Preferred Stock Placement under Post-Effective Amendment No. 2 to Form SB-2 (No. 333-132489), declared effective on November 13, 2007.

SUBJECT TO COMPLETION APRIL 29, 2008

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

11,366,760 shares of Common Stock

CAPRIUS, INC.

This prospectus relates to the sale or other disposition by the selling stockholders identified on pages 37 to 39 of this prospectus, or their transferees, of up to 11,366,760 shares of our common stock, which includes (i) 7,833,400 shares issuable upon conversion shares of our Series F Convertible Preferred Stock and (ii) 3,533,360 shares issuable upon exercise of warrants that were granted as part of the placement of the preferred stock.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.  However, we will receive proceeds in the amount of $2,846,688 assuming the cash exercise of all of the warrants held by the selling stockholders, subject to certain of the warrants being exercised under a “cashless exercise” right.

Our common stock is traded on the over-the-counter electronic bulletin board.  Our trading symbol is CAPS.  On April 25, 2008, the last bid price as reported was $0.35 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

May __, 2008

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement.  Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

THE COMPANY

Background

Caprius, Inc. is engaged in the infectious medical waste disposal business.  In the first quarter of Fiscal 2003, we acquired a majority interest in M.C.M. Environmental Technologies, Inc. (“MCM”), which developed, markets and sells the SteriMed and SteriMed Junior compact systems  (together, the “SteriMed Systems”) that simultaneously shred and disinfect regulated medical waste (“RMW”).  The SteriMed Systems are sold and leased in both the domestic and international markets.

Our principal business office is located at One University Plaza, Suite 400, Hackensack, New Jersey 07601, and our telephone number at that address is (201) 342-0900. We also have business operations located in Israel.  Our internet website is www.caprius.com.  The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

In this prospectus, “Caprius,” the “Company,” “we,” “us” and “our” refer to Caprius, Inc. and, unless the context otherwise indicates, our subsidiary MCM.

History

We were founded in 1983 and until June 1999 essentially operated in the business of developing specialized medical imaging systems, as well as operating a comprehensive breast imaging center.  In June 1999, we ceased the operations of developing the imaging systems and acquired Opus Diagnostics, Inc. and began manufacturing and selling medical diagnostic assays constituting the therapeutic drug monitoring (“TDM”) Business.  In October 2002, we sold the TDM business to Seradyn, Inc.   The imaging center was sold in September 2003.

Acquisition of M.C.M. Environmental Technologies, Inc.

In December 2002, we closed the acquisition of our initial investment of 57.53% of the capital stock of MCM for a purchase price of $2.4 million.  MCM wholly-owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems.  Upon closing, our designees were elected to three of the five seats on MCM’s Board of Directors, with George Aaron, our then chairman, and Jonathan Joels, our CFO, filling two seats. Additionally, as part of the acquisition, certain debt of MCM to its existing stockholders and to certain third-parties was converted to equity in MCM or restructured. Pursuant to our Letter of Intent with MCM, we had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price.  The Stockholders Agreement among us and the other MCM stockholders contained certain provisions relating to performance adjustments for the twenty-four month period post-closing.  As a consequence, our ownership interest in MCM increased by 5% in the fiscal year ended September 30, 2004 and by an additional 5% in the fiscal year ended September 30, 2005.  Furthermore, our MCM equity ownership increased with the conversion of various loans we made to MCM and our meeting cash calls made by MCM during the fiscal year ended September 30, 2005.  As of September 30, 2005, our interest in MCM increased to 96.66%. Our interest remains unchanged through the date hereof.

SteriMed Systems

We developed and market worldwide the SteriMed and SteriMed Junior compact units.  These units simultaneously shred and disinfect RMW, reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste.  The SteriMed Systems are patented, environmentally-friendly, on-site disinfecting and destruction units that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 15 minute cycle. The units, comparable in size to a washer-dryer, simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid® solution. After treatment, the material may be discarded as conventional solid waste, in accordance with appropriate regulatory requirements.

The SteriMed Systems enable generators of RMW, such as clinics and hospitals, to significantly reduce cost for treatment and disposal of RMW, eliminate the potential liability associated with the regulated “cradle to grave” tracking system involved in the transport of RMW, and treat in-house RMW on-site in an effective, safe and easy manner.  As the technology for disinfection is chemical-based, within the definitions used in the industry, it is considered as an alternative treatment technology.

The SteriMed Systems are comprised of two different sized units.  The larger SteriMed can treat up to 18.5 gallons (70 liters) of medical waste per cycle.  The smaller version, the SteriMed Junior, can treat 4 gallons (15 liters) per cycle.

Ster-Cid® is our proprietary disinfectant solution required for use with both units of the  SteriMed Systems. Ster-Cid® is biodegradable and is registered with the U.S. Environmental Protection Agency (“U.S. EPA”) in accordance with the Federal Insecticide, Fungicide, Rodenticide Act of 1972 (“FIFRA”).  During the SteriMed disinfecting cycle, the concentration of Ster-Cid® is approximately 0.5% of the total volume of liquids.  The Ster-Cid® disinfectant in conjunction with the SteriMed Systems has been tested in independent laboratories.  Results show that disinfection levels specified in the U.S. EPA guidance document, “Report on State and Territorial Association on Alternate Treatment Technologies” (“STAATT”), are met.  Furthermore, it is accepted by the waste water treatment authorities to discharge the SteriMed effluent containing a low concentration of the disinfectant into the sewer system. STAATT is a worldwide organization involved in setting criteria for efficacy of alternative medical waste treatment technologies.

Both SteriMed units are safe and easy to operate requiring only a half day of training.  Once the cycle commences, the system is locked, and water and Ster-Cid® are automatically released into the treatment chamber.  The shredding, grinding and mixing of the waste is then initiated exposing all surfaces of the medical waste to the chemical solution during a processing cycle which takes approximately 15 minutes.  At the end of each cycle, the disinfected waste is ready for disposal as regular solid waste.

In the United States, the initial focus of marketing the SteriMed Systems has been to dialysis clinics.  We have also begun initial installations in other new sectors such as surgical centers, laboratories, plasmapheresis centers, and hospitals. Other potential markets include blood banks, cruise ships and military medical facilities.

Internationally, we continue to market our SteriMed Systems both directly and indirectly through distributors.  Our distributors are trained by us to enable them to take on the responsibility for the installation and maintenance that are required for the SteriMed Systems.

RECENT DEVELOPMENTS

On December 6, 2007, we closed a private placement of 78,334 shares of Series F Convertible Preferred Stock (“Series F Preferred Stock”) and warrants to ten investors for gross proceeds of $4,700,000, or net proceeds of $4,400,000 after payment of $240,000 to the placement agent and other expenses aggregating approximately $60,000.  Each share of Series F Preferred Stock, which has a stated value of $60 per share, is convertible into 100 shares of our common stock (the equivalent of $0.60 per common share), or an aggregate of 7,833,400 shares of common stock.  The holders have the right to convert their shares at any time, while we have the right to require mandatory conversion only if after the effective date of a Securities Act registration statement covering the underlying shares of common stock (i) the closing bid price of the common stock for 15 trading days in any 20 consecutive trading day period exceeds $1.20 per share and (ii) the average daily trading volume during such 20 trading day period exceeds 30,000 shares a day.  An annual dividend accrues at the rate of $3.24 per share. The liquidation and dividend rights of the holders of the Series F Preferred Stock rank pari passu with those of the holders of our Series E Preferred Stock and Series D Preferred Stock.  The warrants are for the purchase of 3,133,360 shares of common stock at an exercise price of $0.80 per share, exercisable for five years, with the right of cashless exercise.  We do not have the right to call the warrants.  Both the Series F Preferred Stock and the warrants contain anti-dilution provisions, including price dilution upon certain issuances by us of shares of common stock or granting rights to purchase our common stock at prices less than the applicable conversion price or exercise price.  At the time we agreed to the pricing of this placement, the market price of our common stock was $0.75 per share.  Private placements, especially for low priced securities, are usually placed at discounts from the current market prices.  The pricing of the Series E Preferred Stock and the exercise price of the warrants were negotiated based upon their relationships to the then market price.  At closing, the total market value of the common stock underlying the Series F Preferred Stock and the warrants was $8,225,070 (prior to us receiving $2,506,688 upon cash exercise of the warrants).

As part of this placement, we entered into Registration Rights Agreements with the investors whereby we are obligated to register all of their underlying shares of common stock within specified time periods, otherwise we are subject to pay certain specified liquidated damages.  The registration statement of which this prospectus is a part has been filed pursuant to such Agreements, see “Selling Stockholders.”   In addition, the Purchase Agreement for the Series F placement restricts us from selling shares of our common stock or common stock equivalents until 90 days after the effective date of the registration statement without the consent of purchasers of a majority of the Series F Preferred Stock.

PRIOR PRIVATE PLACEMENTS

On March 1, 2007, we closed a private placement of 10,000 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”) and warrants to six investors for gross proceeds of $2,500,000.  Each of the 9,200 currently outstanding shares of the Series E Preferred Stock, which has a stated value of $250 per share, is convertible into 625 shares of our common stock, (the equivalent of $0.40 per share), or an aggregate of 5,750,000 shares of common stock).  The holders have the right to convert their shares at any time, while we have the right to require mandatory conversion only if after the effective date of the registration statement covering such shares (i) the closing bid price of the common stock for 15 trading days in any 20 consecutive trading day period exceeds $0.80 per share and (ii) the average daily trading volume during such 20 trading day period exceeds 30,000 per share. As of October 1, 2007, an annual dividend accrues at the rate of $13.50 per share. The liquidation and dividend rights of the holders of the Series E Preferred Stock rank pari passu with those of the holders of our Series D Preferred Stock and Series F Preferred Stock.  The warrants are for the purchase of 3,125,000 shares of common stock at an exercise price of $0.50 per share, exercisable for five years, with the right of cashless exercise.  We do not have the right to call the warrants.  The anti-dilution rights of the holders of the Series E Preferred Stock and related warrants are similar to those of the holders of the Series F Preferred Stock and related warrants, respectively.  During the negotiation of the terms of this placement, the market price of our common stock increased from $0.45 per share to $0.60 per share at the time of the pricing.  At closing, the total market value of the common stock underlying the Series E Preferred Stock and the related warrants was $5,625,000 (prior to us receiving $1,562,500 upon cash exercise of the warrants).  As part of this placement, we entered into Registration Rights Agreements with the investors whereby we are obligated to register their underlying shares of common stock, otherwise we are subject to pay certain specified liquidated damages. Pursuant to such Agreements, we have filed a separate registration statement covering the underlying restricted shares of common stock.

In February 2006, we received gross proceeds of $3.0 million upon issuance of 241,933 shares of Series D Convertible Preferred Stock and warrants for the purchase of 850,751 shares of common stock at exercise prices ranging from $0.90 to $2.00 per share.  The currently outstanding 172,933 shares of Series D Convertible Preferred Stock is convertible into 3,3 shares of common stock, after giving effect to anti-dilution adjustments thereon.

In February 2005, we received gross proceeds of $4.5 million upon issuance of Series C Convertible Preferred Stock and warrants for the purchase of 2,569,357 shares of common stock at exercise prices ranging from $0.93 to $5.60 per share, after giving effect to anti-dilution adjustments thereon.  In April 2005, all of the Series C Preferred Stock was converted into common stock.

THE OFFERING

Securities Covered Hereby
11,366,760 shares, which includes (i) 7,833,400 shares underlying Series F Convertible Preferred Stock and (ii) 3,533,360 shares subject to warrants, including warrants for 400,000 shares of common stock granted to the placement agent.

Common Stock Outstanding Prior to the Offering	4,776,902 shares
Common Stock to be Outstanding after the Offering
16,143,662 shares, assuming the selling stockholders convert the portion of their Series F Convertible Preferred Stock included herein and exercise all their warrants, and no conversion of other series of outstanding preferred stock nor exercise of the other outstanding warrants and options.

Use of Proceeds
We will receive no proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling stockholders.  However, we will receive $2,846,688 if all of the warrants for underlying shares included in this prospectus are exercised for cash.  We will use these proceeds for general corporate purposes.

OTC Electronic Bulletin Board Symbol	“CAPS”

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

	Years ended September 30,		Three months ended
			December 31,
Summary of Operations			(Unaudited)

	2007	2006	2007	2006
Total revenues	$2,664,404	$1,235,469	$693,656	$508,424
Net loss	(3,249,673)	(3,396,041)	(1,032,252)	(787,275)
Net loss per common share (basic and diluted)	$(0.87)	$(1.02)	$(0.27)	$(0.23)
Weighted average common shares outstanding, basic and diluted	3,716,252	3,321,673	3,849,662	3,464,716

Statement of Financial Position	As of September 30,		As of December 31,
			(Unaudited)

	2007	2006	2007	2006
Cash and cash equivalents	$634,657	$1,068,954	$3,840,690	$428,338
Total assets	2,884,695	2,777,020	6,464,721	2,287,854
Working capital	1,153,116	1,653,302	4,616,343	927,764
Long-term debt	-	-	-	-
Stockholders’ equity	1,582,199	2,159,491	4,945,578	1,416,478

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock.  Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects.  If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected.  In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Business Risks

We Have a History of Losses

To date, we have been unable to generate revenue sufficient to be profitable.  We had a net loss of  approximately $3.2 million  or $(0.87) per share on revenues of $2.7 million, for the fiscal year ended September 30, 2007, compared to a net loss of approximately $3.4 million or $(1.02) per share on revenues of $1.2 million, for the fiscal year ended September 30, 2006, and a net loss of $1.0 million or $(0.27) per share on revenues of $700,000 for the three months ended December 31, 2007, compared to a net loss of $800,000 or $(0.23) per share on revenues of $500,000 for the three months ended December 31, 2006.  We can expect to incur losses for the immediate foreseeable future.  There can be no assurance that we will achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.  Due to these losses, we have a continuing need for additional capital.

Risk of Need for Additional Financing

We raised gross proceeds of $4.7 million in a placement of Series F Preferred Stock in the first quarter of fiscal 2008, gross proceeds of $2.5 million in a placement of Series E Preferred Stock in the second quarter of fiscal 2007, gross proceeds of $3.0 million in a placement of Series D Convertible Preferred Stock in the second quarter of fiscal 2006, and gross proceeds of $4.5 million in a placement of Series C Preferred Stock in the second quarter of 2005.  The net cash proceeds from the Series F equity financing provided the funds necessary to satisfy specific outstanding obligations and accrued expenses outstanding at the time of the financing and increase our marketing effort both in the US and overseas markets. These funds also will enable us to build up our inventory to fulfill our current backlog of orders and future demand arising from our increased marketing efforts. With our growing market penetration in the U.S., we will need to expand our customer service and technical support capabilities to meet the needs of our clients. Similarly, in overseas markets, resources will continue to be required to obtain regulatory approvals in markets where we believe there exists great opportunities for our business. Our working capital is currently projected to meet the needs of our business plan for the 2008 fiscal year. In the past, we have experienced significant losses and negative cash flows from operations.  If these trends continue in the future, it could adversely affect our financial condition.  For the years ended September 30, 2007 and September 30, 2006,  and the three months ended December 31, 2007, we experienced net losses of approximately $3.25 million, $3.4 million and $1.0 million from operations, respectively.  Further, we have incurred negative cash flows from operations of approximately $2.8 million, $2.9 million and $1.2 million for the years ended September 30, 2007 and 2006, and the three months ended December 31, 2007, respectively.   These results have had a negative impact on our financial condition.  There can be no assurance that our business will become profitable in the future or that additional losses and negative cash flows from operations will not be incurred.  If these trends continue in the future, it could have a material adverse effect on our financial condition and possible reduction or discontinuance of our operations.

Our Lack of Operating History Makes Evaluation of our Business Difficult.

The MCM business has yet to realize the acceptance in the market place that we had anticipated, so there is no meaningful historical financial or other information available upon which you can base your evaluation of this business and its prospects. We acquired the MCM business in December 2002 and have generated insubstantial revenues to date from it.

We are still in the process of attempting to attract and convince customers to switch from their current method of dealing with the disposal of their medical waste to a new technology and to adjust their current in-house system to adapt to our SteriMed Systems. In addition, some potential customers may have existing arrangements or commitments to their current waste hauler or processor.  As a consequence, the revenue and income potential of our business is unproven.  Further, we cannot estimate with any degree of certainty the expenses for operating the business.  If we are incorrect in our estimates, it could be detrimental to our business.

We Expect our Manufacturing and Marketing Development Work for our MCM Business to Continue for Some Time, and our Manufacturing and Marketing may not Succeed or may be Significantly Delayed.

At present, the SteriMed is manufactured at our own facility in Israel.  The SteriMed Junior is currently manufactured by a third-party manufacturer in Israel.  While we expect our manufacturing and product development work to continue in Israel, due to the limited capacity as well as the high costs of transportation from Israel, we continue to seek sub-assembly manufacturers to enable us to reduce the cost of the SteriMed Junior as well as alternative locations for the manufacture of our SteriMed Junior.  As we receive interest from these manufacturers, we will then undertake a detailed analysis to ensure that they are sufficiently qualified to manufacture our unit and that their costs are acceptable to us.  If we fail to effectively manufacture or cause the manufacture of or fail to develop a market to increase the manufacturing needs for our SteriMed Systems, we will likely be unable to recover the losses we will have incurred in attempting to produce and market these products and technologies and may be unable to make sales or ever become profitable.

Dependence on Our Third-Party Component Suppliers

We are dependent on third-party suppliers for the components of our SteriMed and SteriMed Junior Systems and also for the Ster-Cid® disinfectant.  At present, there are no supply contracts in place and our requirements are fulfilled against purchase orders.  There can be no assurances that we will have adequate supplies of materials.  Although we believe that the required components are readily available and can be provided by other suppliers, delays may be incurred in establishing relationships or in waiting for quality control assurance with other manufacturers for substitute components.

We Are Subject to Extensive Governmental Regulation with which it is Frequently Difficult, Expensive and Time-Consuming to Comply.

The medical waste management industry is subject to extensive U.S. EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste.  The use of the Ster-Cid® disinfectant in the SteriMed Systems is registered with the U.S. EPA under FIFRA; however, the SteriMed Systems are not subject to U.S. EPA registration.  Our business requires us to comply with these extensive laws and regulations and also to obtain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we sell or lease the SteriMed Systems.  The SteriMed has been approved for marketing in 46 states and the SteriMed Junior in 42 states.  It is our objective to obtain approvals for marketing in the remaining states.  The Ster-Cid® has been registered in 50 states.  Our ability to obtain such approvals in the remaining states and the timing and cost to do so, if successful, cannot be easily determined nor can the receipt of ultimate approval be assumed.

In markets outside the U.S., our ability to market the SteriMed Systems is governed by the regulations of the specific country.  In foreign countries, we primarily market through distributors and we rely on them to obtain the necessary regulatory approvals to permit the SteriMed Systems to be marketed in that country.  We are therefore dependent on the distributors to process these applications where required.  In many of these countries, we have no direct control or involvement in the approval process, and therefore we cannot estimate when our product will be available in that market.

State and local regulations often change and new regulations are frequently adopted.  Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate or to make changes to our SteriMed Systems.  We might be unable to obtain the new approvals or permits that we require and the cost of compliance with new or changed regulations could be significant.  In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

The approvals or permits that we require in foreign countries may be difficult and time-consuming to obtain.  They may also contain conditions or restrictions that limit our ability to operate efficiently, and they may not be issued as quickly as we need (or at all).  If we cannot obtain the approval or permits that we need when we need them, or if they contain unfavorable conditions, it could substantially impair our ability to sell the SteriMed Systems in certain jurisdictions or to import the system into the United States.

We May Not Be Able to Effectively Protect Our Intellectual Property Rights and Proprietary Technology, Which Could Have a Material Effect on Our Business and Make It Easier For Our Competitors to Duplicate Our Products.

We regard certain aspects of our products, processes, services and technology as proprietary, and we have trademarks and patents for certain aspects of the SteriMed Systems.  Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary right of others, both in the United States and abroad. Our proprietary rights to Ster-Cid® relate to an exclusive worldwide license that we had obtained from a third party manufacturer in Europe to purchase the Ster-Cid® disinfectant.  The patent positions of medical waste technology companies generally involve complex legal and factual questions.  While patents are important to our business, the regulatory approvals are more critical in permitting us to market our products.  We may also apply in the future for patent protection for uses, processes, products and systems that we develop.  There can be no assurance that any future patent for which we apply will be issued, that any existing patents issued will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide any competitive advantage, that third-parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology.  We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford.  An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or require us to develop appropriate alternative technology.  There can be no assurance that any such licenses would be available on acceptable terms or at all, or that we could develop alternate technology at an acceptable price or at all.  Any of these events could have a material adverse effect on our business and profitability.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability.  Litigation may be expensive and divert resources even if we win.  This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

We May Not Be Able to Develop New Products That Achieve Market Acceptance

Our future growth and profitability depend in part on our ability to respond to technological changes and successfully develop and market new products that achieve significant market acceptance.  The RWM industry has been historically marked by very rapid technological change and the frequent introductions of new products.  There is no assurance that we will be able to develop new products that will realize broad market acceptance.

The Nature of Our Business Exposes Us to Professional and Product Liability Claims, Which Could Materially Adversely Impact Our Business and Profitability

The malfunction or misuse of our SteriMed Systems may result in damage to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability.  Although our insurance coverage is in amounts and deductibles customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability.  We currently retain a claims made worldwide product liability insurance policy.  Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all.  In addition, there can be no assurance that insurance will adequately cover any product liability claim against us.  A successful product liability, environmental or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and operations.  To date, no claims have been made against us.  We believe that our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker on an annual basis.

Other Parties May Assert That Our Technology Infringes On Their Intellectual Property Rights, Which Could Divert Management Time and Resources and Possibly Force Us To Redesign Our Products.

Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement.  While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation.  In addition, we cannot give assurance that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement.

The Loss of Certain Members of Our Management Team Could Adversely Affect Our Business.

Our success is highly dependent on the continued efforts of Dwight Morgan, Chairman, President and Chief Executive Officer, Jonathan Joels, Chief Financial Officer, Treasurer and Secretary, and George Aaron, Executive Vice President – International Business Development, who are our key management persons.  Should operations expand, we will need to hire persons with a variety of skills and competition for these skilled individuals could be intense.  Neither Mr. Morgan, Mr. Joels nor Mr. Aaron plan to retire or leave us in the near future.  However, there can be no assurance that we will be successful in attracting and/or retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition.  We do not have employment agreements with or carry any “key-man” insurance on the lives of any of our officers or employees.

Dependence on Principal Customers

Two principal customers, Euromedic, which is a foreign distributor in Central and Eastern Europe and a major U.S. dialysis company accounted for approximately 48% of our revenues from our SteriMed business for fiscal year 2007 and for approximately 72% of such revenues for the quarter ended December 31, 2007.  Euromedic accounted for approximately 67% of our revenues in the quarter ended December 31, 2006. The loss of any one of our principal customers or the inability to obtain or expand our sales to additional customers would have a significant adverse impact on our business.

Competition

There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems.  We believe that our SteriMed Systems, due to their ability to be used on site, competitive cost and ease of use, offer a significant advantage over RMW systems offered by our competitors.  We realize, however, there can be no assurance that a different or new technology may not supplant us in the market.  Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems.

Control by a Lead Investor

An investor group is deemed to beneficially own approximately 78.9% of our common stock, assuming conversion of shares of common stock underlying Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and exercise of warrants currently held by them (and assuming no conversion or exercise of other outstanding preferred stock, warrants or options), and have the right to vote approximately 28.9% of our aggregate voting securities.  Accordingly, this group could exercise a significant voting block in the election of directors and other matters to be acted upon by stockholders.  See “SECURITY OWNERSHIP.”

Increased Cost and Management Time in Seeking Compliance with the Requirements of the Sarbanes-Oxley Act of 2002

Currently the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 will require us to have our management attest to the adequacy of our internal controls in the Form 10-KSB for the year ending September 30, 2009.  No member of our management has any experience in complying with Section 404 and we have not yet prepared an internal plan of action for compliance with requirements of Section 404.  Furthermore, we may be required to make substantial changes to our internal controls in order for our management to be able to attest that as of September 30, 2009, they are effective.  Larger public companies which have been required to comply with Section 404 have encountered significant expenses, both from diversion of management time and attention, the acquisition of new computer software, the employing of additional personnel and training and third party internal controls consultants.  While our business is not as sophisticated or complex as these larger companies, we anticipate it will be time consuming, costly and difficult for us to develop and implement the internal controls necessary for our management to attest that they are effective at September 30, 2009.  We may need to hire additional financial reporting and internal controls personnel, acquire software and retain a third party consultant during fiscal 2009.  If our management is unable to attest that our internal controls are effective as of September 30, 2009, investors may react by selling our stock and causing its price to fall.

Market Risks

There is Only a Volatile Limited Market for Our Common Stock

Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board.  Our common stock is not actively traded, and the bid and asked prices for our common stock have fluctuated significantly.  Since 2003, the common stock has traded on the OTC Bulletin Board from a high of $6.80 to a low of $0.45 per share.  See “MARKET FOR OUR COMMON STOCK.”  General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock.  With the low price of our common stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.

The Number of Shares Being Registered for Sale is Significant in Relation to our Trading Volume

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act.  At December 31, 2007, we had 3,849,662 outstanding shares of common stock and an aggregate of 30,207,410 shares of common stock reserved for the conversion of preferred stock and the exercise of options and warrants.  An aggregate of 11,366,760 of the 30,207,410 shares reserved have been included in this prospectus.  We filed a separate registration statements for 13,153,472 of such reserved shares, and have effective registration statements for an aggregate of 3,595,972 of such reserved shares. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. Considering the low trading volume in our common stock, the sale, or even offer, of a major portion of these shares in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

We Have Never Paid Dividends and We Do Not Anticipate Paying Dividends in the Future

We do not believe that we will pay any cash dividends on our common stock in the future.  We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business.  Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.  However, the Series D Preferred Stock and the Series E Preferred Stock require us to accrue dividends for those securities commencing October 1, 2007, and the Series F Preferred Stock require us to accrue dividends for those securities commencing December 6, 2007.  At December 31, 2007, the accrued dividends aggregated $83,000.  The payment of these dividends would reduce any future return payable to holders of the common stock. See “DIVIDEND POLICY.”

Shares Eligible for Future Sale Could Negatively Affect Your Investment in Us

The fact that we may seek additional capital through the sale of our securities, including shares of our preferred stock, which include granting certain registration rights to the investors, could negatively impact us and substantially dilute your investment.  At December 31, 2007, we had 660,000 shares of preferred stock authorized but not designated into an outstanding series which our Board of Directors could issue without any approval of existing holders.  The issuance of these shares, as well as the issuance of any new shares, and any attempts to resell them could depress the market for the shares being registered under this prospectus, especially in light of the low trading volume in our shares.

We Are Subject to Penny Stock Regulations and Restrictions

The Securities and Exchange Commission has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  As of April 25, 2008, the closing price for our common stock was $0.35 per share and therefore, it is designated a “Penny Stock.”  As a Penny Stock, our common stock may become subject to

Rule 15g-9 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the Penny Stock Rule.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission (“SEC”) relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the penny stock restrictions.  In any event, even if our common stock were exempt from the Penny Stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain Provisions of Our Charter Could Discourage Potential Acquisition Proposals or Change in Control

Certain provisions of our Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could make it more difficult for a third-party to acquire or discourage a third party from attempting to acquire control of us.  These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock.  Our Board of Directors, without further stockholder approval, may issue preferred stock that would contain provisions that could have the effect of delaying or preventing a change in control or which may prevent or frustrate any attempt by stockholders to replace or remove the current management.  The issuance of additional shares of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.  We may receive proceeds of up to $2,846,688 if all the warrants held by the selling stockholders are exercised for cash.  Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes.  We cannot estimate how many, if any, warrants may be exercised as a result of this offering or that they will be exercised for cash.

We are obligated to bear the expenses of the registration of the shares.  We anticipate that these expenses will be approximately $40,000.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock.  The Series D Preferred Stock provides for a cumulative dividend of $0.67 per share commencing October 1, 2007, the Series E Preferred Stock provides for a cumulative dividend of $13.50 per share commencing October 1, 2007, and the Series F Preferred Stock provides for a cumulative dividend of $3.24 per share commencing December 6, 2007. The dividends are payable pari passu on the series of preferred stock.   We intend to retain and use any future earnings for the development and expansion of our business and payment of accrued dividends on the preferred stock, and do not anticipate paying any cash dividends on the common stock in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Principal Market and Market Prices

Our common stock is traded on the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol CAPS.

The following table sets forth, for the calendar quarters indicated, the reported high and low bid quotations per share of the common stock as reported on the OTCBB.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Fiscal Period	Fiscal Year Ending 9/30/08		Fiscal Year Ended 9/30/07		Fiscal Year Ended 9/30/06
	High	Low	High	Low	High	Low
First Quarter	$1.01	$0.50	$0.65	$0.51	$2.45	$1.05
Second Quarter	$0.85	$0.36	1.08	0.45	2.35	1.30
Third Quarter*	$0.41	$0.30	1.05	0.60	1.69	0.80
Fourth Quarter			0.85	0.70	0.80	0.55
*Reflects prices through April 25, 2008

Approximate Number of Holders of Our Common Stock

On March 31, 2008, there were approximately 1,100 holders of record of the common stock.  Since a large number of shares of common stock are held in street or nominee name, it is believed that there are a substantial number of additional beneficial owners of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Results of Operations

Fiscal Year Ended September 30, 2007 Compared to Fiscal Year Ended September 30, 2006

Revenues generated for fiscal year ended September 30, 2007 (“Fiscal 2007”) were primarily generated by MCM product sales which totaled $2,540,439 as compared with $1,069,902 for fiscal year ended September 30, 2006 (“Fiscal 2006”).  For Fiscal 2007, two customers accounted for approximately 33% and 15% respectively of the consolidated total revenue.  For Fiscal 2006, three customers accounted for approximately 24%, 19% and 13% respectively of the consolidated total revenue.  Product sales for the Fiscal 2007 increased due to our penetration into different geographical areas and our technologies growing acceptance in the market.   To date, no revenue has been generated from the sale of extended warranty contracts.

Consulting and royalty revenue under a royalty agreement entered into in 2002 upon our sale of the TDM Business to Seradyn, Inc. (“Seradyn”) totaled approximately $124,000 and $166,000 for fiscal years ended September 30, 2007 and 2006, respectively. This decrease of approximately $42,000 was attributable to the termination of the royalty agreement during the third quarter of Fiscal 2007, and subsequent to the third quarter of Fiscal 2007 we will no longer receive any consulting and royalty revenue.  Upon termination of the royalty agreement, we received a $500,000 lump sum payment, plus an additional $29,500 representing royalties due for prior periods.

Cost of product sales aggregated approximately $1,860,000 and $803,000 during Fiscal 2007 and Fiscal 2006, respectively. The increased costs correlate to the increase in revenues and the absorption of certain production expenses incurred in Fiscal 2007 in order to enhance production efficiencies.

Research and development costs amounted to approximately $264,000 and $343,000 for Fiscal 2007 and Fiscal 2006, respectively.  This decrease is due primarily to the completion of the development work necessary for the ramp up of production of the SteriMed and SteriMed Junior.

Selling, general and administrative expenses totaled $4,272,118 for Fiscal 2007 versus $3,064,084 for Fiscal 2006.  This increase is principally due to increased personnel costs (hiring of additional employees and increased benefit costs), our adoption of FAS 123R which requires the recording of stock based compensation as part of the statement of operations, in which $278,381 was recorded during Fiscal 2007 as well as the related increase in travel, marketing expenses and participation in multiple trade shows incurred in order to facilitate the development of additional sales markets both domestically and internationally for our units.

In 2007, management assessed the underlying fair value of the Company and determined the carrying value, including goodwill did not exceed its fair value and as such management recorded no impairment charge to goodwill for Fiscal 2007 as compared to the $452,000 charge taken in Fiscal 2006.  Management estimated the fair value of the Company by multiplying the shares outstanding by the market price of the common stock on the last day of our fiscal year.  From this analysis, management determined that the fair value of the Company exceeded the carrying value by approximately $1.2 million, and therefore no impairment charge was taken.  Management used the same method to assess goodwill in Fiscal 2006.

Interest (expense) income, net totaled ($18,056) for Fiscal 2007 versus $29,693 in Fiscal 2006.  The decrease in interest income was due to variances, in interest rates, exchange rates and available cash.

The net loss totaled $3,249,673 for Fiscal 2007 versus $3,396,041 for Fiscal 2006.

 Three Months Ended  December 31, 2007 Compared to Three Months Ended  December 31, 2006

Revenues generated from MCM product sales totaled $693,656 for the three months ended December 31, 2007 as compared to $470,293 for the three months ended December 31, 2006.  This increase in sales is attributed to our expanded penetration into several markets that we have been developing for our products, and the greater acceptance of our technology in the marketplace.  To date no revenue has been generated from the sale of extended warranty contracts.

 By reason of the termination of the Seradyn royalty agreement, we did not receive any consulting or royalty fees in the three months ended December 31, 2007 as compared to $38,131 for the three months ended December 31, 2006.

Cost of product sales amounted to $512,370 or 73.9% of total related revenues versus $308,636 or 65.6% of total related revenues for the three month periods ended December 31, 2007 and 2006, respectively. We have not advanced to a level of sales for us to fully absorb the fixed costs related to our revenues.  The increased percentage cost is due to the sales product mix.

Research and development expense decreased to $69,201 versus $91,083 for the three month period ended December 31, 2007 as compared to the same period in 2006.  This decrease is due primarily to the completion of the development work necessary for the ramp up of production of the Sterimed and Sterimed Junior.

Selling, general and administrative expenses totaled $1,147,591 for the three months ended December 31, 2007 versus $902,538 for the three months ended December 31, 2006. This increase is principally due to increased personnel costs (hiring of additional employees and related benefit costs), as well as the related increase in travel, marketing expenses and participation in trade shows in order to facilitate the development of additional sales markets both domestically and internationally.

Interest income, net totaled $ 3,254 for the three months ended December 31, 2007 versus $6,558 for the three months ended December 31, 2006. The decrease in interest income was due to lower interest rates and our available cash.

The net loss amounted to $1,032,252 and $787,275 for the three month periods ended December 31, 2007 and 2006, respectively.

Liquidity and Capital Resources

At December 31, 2007, our cash and cash equivalents position approximated $3,841,000 versus $428,000 at December 31, 2006.  The increase is a result of the net proceeds from a December 2007 placement.  We believe that our cash position will be sufficient through December 31, 2008 based upon current projections. Accounts Receivable net, of $849,672 is 13% of total assets as of December 31, 2007, and 30% of the total accounts receivable is less than 30 days.

On December 6, 2007, we closed on a $4.7 million Series F Convertible Preferred Stock equity financing before financing related fees and expenses of approximately $300,000.  As part of this financing transaction, we issued 78,334 shares of Series F Convertible Preferred Stock at $60 a share, and we issued warrants to purchase an aggregate of 3,133,360 shares of common stock at an exercise price of $0.80 per share for a period of five years.  The net proceeds are being used for general working capital purposes, primarily manufacturing and marketing.

On August 18, 2007, the outstanding shares of the Series B Preferred Stock were automatically converted into 57,989 shares of common stock

In June 2007, we received $500,000 from Seradyn as a lump sum payment upon the termination of the royalty agreement, plus an additional $29,500 representing royalties due for prior periods.

Financing during Fiscal 2007 included a financing on March 1, 2007, whereby we closed on a $2.5 million Series E Preferred Stock equity financing before financing related fees and expenses of approximately $106,000.  This placement consisted of 10,000 shares of Series E Convertible Preferred Stock at $250 a share., and we issued warrants to purchase an aggregate of 3,125,000 shares of common stock at an exercise price of $0.50 per share for a period of five years.  The net proceeds were used for general working capital purposes and the repayment of the January 30, 2007 10% Promissory Note as outlined above.

On January 30, 2007, we borrowed the principal amount of $100,000 through the issuance of a 10% promissory note, payable on April 30, 2007.  This “bridge” loan was used for general working capital, until additional funding was secured.  This note, plus interest, was repaid in March 2007 upon the placement of Series E Preferred Stock.

Financing during Fiscal 2006 included a financing on February 17, 2006, when we closed a $3.0 million Series D Preferred Stock equity financing transaction before financing fees and expenses of approximately $293,000. On this financing transaction, we issued 241,933 shares of Series D Convertible Preferred Stock, convertible into 2,419,330 shares of common stock, together with Series A Warrants to purchase an aggregate of 223,881 shares of common stock at an exercise price of $1.50 per share for a period of five years, and Series B Warrants to purchase an aggregate of 447,764 shares of common stock at an exercise price of $2.00 per share for a period of five years.

At December 31, 2207, the accrued dividends on our outstanding preferred stock aggregated $83,000.  These dividends accrue at a rate of approximately $120,000 per quarter.

Net cash used in operations for fiscal year 2007 amounted to $2,785,972.  Net cash used in investing activities amounted to $42,325.  Net cash flows provided by financing activities for Fiscal 2007 amounted to $2,394,000 which resulted from the issuance of the Series E Preferred Stock.

Net cash used in operations for fiscal year 2006 amounted to $2,850,047.  Net cash used in investing activities amounted to $45,507.  Net cash flows provided by financing activities for Fiscal 2006 amounted to $2,707,350, which resulted from the issuance of the Series D Convertible Preferred Stock.

Management’s Plan

We have incurred substantial recurring losses.  In addition, Caprius and MCM are defendants in an action seeking damages in excess of $400,000.  Although management believes Caprius and MCM have a meritorious defense against such a lawsuit, an unfavorable outcome of such action could have a materially adverse impact on our business.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The net cash proceeds from the Series F equity financing provided the funds necessary to satisfy specific outstanding obligations and accrued expenses outstanding at the time of the financing and increase our marketing effort both in the U.S. and overseas markets. These funds also will enable us to build up our inventory to fulfill our current backlog of orders and future demand arising from our increased marketing efforts. With our growing market penetration in the U.S., we will need to expand our customer service and technical support capabilities to meet the needs of our clients. Similarly, in overseas markets, resources will continue to be required to obtain regulatory approvals in markets where we believe there exists great opportunities for our business. Our working capital is currently projected to meet the needs of our business plan for the current fiscal year.

Obligations

Our principal contractual commitments include payments under operating leases (see Note H of the accompanying consolidated financial statements).

Critical Accounting Policies

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  On an on-going basis, management evaluates our estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets.  Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

1.           Revenue recognition

The infectious medical waste business recognizes revenues from the sale or lease of our SteriMed Systems.  Revenues for sales or lease are recognized at the time that the unit is shipped to the customer. Revenues for consulting and royalty fees are recognized on a quarterly basis.

2.           Goodwill and other intangibles

Goodwill and other intangibles associated with the MCM acquisition will be subject to an annual assessment for impairment by applying a fair-value based test as of September 30.  The valuation will be based upon estimates of the market value of the unit.  Management estimates the fair value of the Company by multiplying the shares outstanding by the market price of the common stock on the last day of our fiscal year.  From this analysis, management determined that the fair value of the Company exceeded the carrying value by approximately $1.2 million, for Fiscal 2007 and therefore no impairment charge was taken.  Management used the same method to assess goodwill in Fiscal 2006.

3.           Off-balance sheet arrangements

We have no off-balance sheet arrangements, financings or other relationships with unconsolidated entities known “Special Purpose Entities.”

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 did not  have a material effect on our consolidated results of operations and financial condition.

             In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 did not have a material effect on our consolidated results of operations and financial condition.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption.  The adoption of FIN 48 is not expected to have a material effect on our consolidated results of operations and financial condition.

In September 2006, the FASB issued Statement of Financial Accounting Standard 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We are is in the process of evaluating the impact of the adoption of SFAS No. 157 will have on the Company’s consolidated results of operations and financial condition and is currently not in a position to determine such effect.

 In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on our consolidated results of operations and financial position.

In December 2006, FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements,” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. We are currently evaluating the expected effect of EITF 00-19-02 on our consolidated financial statements and are currently not yet in a position to determine such effects.

On February 15, 2007, FASB issued SFAS No. 159, entitled “The Fair Value Option for Financial Assets and Financial Liabilities.”  The guidance in SFAS No. 159 “allows” reporting entities to “choose” to measure many financial instruments and certain other items at fair value.  The objective underlying the development of this literature is to improve financial reporting by providing reporting entities with the opportunity to reduce volatility in reported earnings that results from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133, as amended, entitled “Accounting for Derivative Instruments and Hedging Activities”.  The provisions of SFAS No. 159 are applicable to all reporting entities and is effective as of the beginning of the first fiscal year that begins subsequent to November 15, 2007. We do not believe this new accounting standard will have a material impact on our financial condition or results of operations.

Inflation and Foreign Currency Fluctuations

In the past, inflation has not had a material effect on our business.  However, sue to the recent fall of the US Dollar against many of the world currencies and the continued increase in cost of some of the raw materials used in the production of our Sterimed Systems, we may not be able to sufficiently offset these effects by controlling costs and increasing our manufacturing efficiency through the increase of our product sales.  Consequently we may be forced to pass this cost on to our customers.  There is no assurance that we will be able to recover the cost increases caused by inflation through higher prices.

BUSINESS

Caprius, Inc. (“Caprius”, the “Company”, “we”, “us” and “our”) is engaged in the infectious medical waste disposal business, through our subsidiary M.C.M. Environmental Technologies, Inc. (“MCM”) which developed, markets and sells the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste.  The SteriMed Systems are sold and leased in both the domestic and international markets.

In December 2002, we closed the acquisition of our initial investment of 57.53% of the capital stock of MCM for a purchase price of $2.4 million.  MCM wholly-owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems.  Upon closing, our designees were elected to three of the five seats on MCM’s Board of Directors, with George Aaron, our chairman, and Jonathan Joels, our CFO, filling two seats. Additionally, as part of the acquisition, certain debt of MCM to its existing stockholders and to certain third-parties was converted to equity in MCM or restructured. Pursuant to our Letter of Intent with MCM, we had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price.  The Stockholders Agreement among us and the other MCM stockholders contained certain provisions relating to performance adjustments for the twenty-four month period post-closing.  As a consequence, our ownership interest in MCM increased by 5% in the fiscal year ended September 30, 2004 and by an additional 5% in the fiscal year ended September 30, 2005.  Furthermore, our MCM equity ownership increased with the conversion of various loans we made to MCM and our meeting cash calls made by MCM during the fiscal year ended September 30, 2005.  As of September 30, 2005, our interest in MCM increased to 96.66%.  Our interest remains unchanged through January 21, 2008.

Caprius, Inc. was founded in 1983. By June 1999, Caprius essentially operated in the business of developing specialized medical imaging systems as well as operating a comprehensive breast imaging center.  In June 1999, we ceased the operation of developing the imaging systems and acquired Opus Diagnostics, Inc. and began manufacturing and selling medical diagnostic assays constituting the therapeutic drug monitoring (“TDM”) Business.  In October 2002, we sold the TDM business to Seradyn, Inc.   The imaging center was sold in September 2003.

Background of the Regulated Medical Waste Industry in the United States

In 1988, the Federal Government passed the Medical Waste Tracking Act (“MWTA”).  MWTA defined medical waste and the types of medical waste that were to be regulated.  In addition to defining categories of medical waste, the law mandated that generators of Regulated Medical Waste (“RMW”) be responsible for and adhere to strict guidelines and procedures when disposing of RMW.  The mandates included a “cradle to grave” responsibility for any RMW produced by a facility, the necessity to track the disposal of RMW and defined standards for segregating, packaging, labeling and transporting of RMW.

The MWTA led to the development of individual state laws regulating how RMW is to be disposed of.  As a result of these laws, it became necessary for medical waste generating facilities to institute new procedures and processes for transporting medical waste from the facility to an offsite treatment and disposal center, or obtain their own on-site system for treatment and disposal acceptable to the regulators.  By 1999, Health Care Without Harm, a coalition of 440 member organizations, estimated that 250,000 tons of RMW was produced annually in the United States of America or worldwide.

The other major impact on the RMW market was the adoption of the Clean Air Amendments of 1997.  This Act dramatically reduced or eliminated the type of emissions that are permitted from the incineration of RMW.  Due to this, those generators of RMW, which were incinerating their waste, were forced into costly upgrades of their incinerators or to find other methods of disposal.  Hospital incinerators decreased from 6,200 in 1988 to 115 in 2003 (Mackinac Chapter, Sierra Club Newsletter Aug-Oct 2003).

Most generators of RMW use waste management firms to transport, treat and dispose of their waste.  Due to legislative and other market factors, the costs for this type of service have been increasing at a dramatic pace.  At the same time, many medical waste generators are coming under increasing pressure to reduce expenses as a result of the decreasing percentage of reimbursement from Medicare and other third party providers.  Additionally, the added liability of RMW generators as a result of the “cradle to grave” manifest requirement has made it more attractive to use on-site medical waste disinfection methods that do not require manifest systems as the resultant waste is disinfected.  The combination of these pressures is forcing medical waste generators to seek innovative methods for their waste disposal.  MCM has identified and is working with specific segments and niches within the RMW market on which it feels it might capitalize.  The specifics of these will be discussed in the Marketing section.

Background of the Regulated Medical Waste Industry Outside of the United States

The industrialized countries of the European Union and Japan are implementing medical waste laws that are or will be similar to U.S. regulations.  In 1994, the European Commission implemented a directive where member states had to adhere to the provisions of the United Nations Economic Commission for Europe (“UNECE”) European Agreement on the International Carriage of Dangerous Goods by Road.  This requires that clinical or medical waste would be packed, marked, labeled and documented according to defined specifications including provisions of weight.  Regulations and cost factors have prompted European RMW generators to seek alternative medical waste disposal options.  MCM recognizes an excellent opportunity for SteriMed sales in Europe, and is working with regulators, potential joint venture partners and distributors.

Throughout the less industrialized and third world countries, the disposal of hospital waste is coming under increasing scrutiny and regulations.  Many countries are in the process of updating and enforcing regulations regarding the disposal of RMW.  MCM has been establishing relationships worldwide directly or through distributors in many of these countries. Additional information will be addressed in the Marketing section.

The MCM SteriMed Systems

We developed and market worldwide the SteriMed and SteriMed Junior compact units.  These units simultaneously shred and disinfect RMW, reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste.  The SteriMed Systems are patented, environmentally-friendly, on-site disinfecting and destruction units that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 15 minute cycle. The units, comparable in size to a washer-dryer, simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid® solution. After treatment, the material may be discarded as conventional solid waste, in accordance with appropriate regulatory requirements.

The SteriMed Systems enable generators of RMW, such as clinics and hospitals, to significantly reduce cost for treatment and disposal of RMW, eliminate the potential liability associated with the regulated “cradle to grave” tracking system involved in the transport of RMW, and treat in-house RMW on-site in an effective, safe and easy manner.  As the technology for disinfection is chemical-based, within the definitions used in the industry, it is considered as an alternative treatment technology.

The SteriMed Systems are comprised of two different sized units, and the required Ster-Cid® disinfectant solution can be utilized with both units.  The larger SteriMed can treat up to 18.5 gallons (70 liters) of medical waste per cycle.  The smaller version, the SteriMed Junior, can treat 4 gallons (15 liters) per cycle.

Ster-Cid® is our proprietary disinfectant solution used in the SteriMed Systems. Ster-Cid® is biodegradable and is registered with the U.S. Environmental Protection Agency (“U.S. EPA”) in accordance with the Federal Insecticide, Fungicide, Rodenticide Act of 1972 (“FIFRA”).  During the SteriMed disinfecting cycle, the concentration of Ster-Cid® is approximately 0.5% of the total volume of liquids.  The Ster-Cid® disinfectant in conjunction with the SteriMed Systems has been tested in independent laboratories.  Results show that disinfection levels specified in the U.S. EPA guidance document, “Report on State and Territorial Association on Alternate Treatment Technologies” (“STAATT”), are met.  Furthermore, it is accepted by the waste water treatment authorities to discharge the SteriMed effluent containing a low concentration of the disinfectant into the sewer system. STAATT is a worldwide organization involved in setting criteria for efficacy of alternative medical waste treatment technologies.

Both SteriMed units are safe and easy to operate requiring only a half day of training.  Once the cycle commences, the system is locked, and water and Ster-Cid® are automatically released into the treatment chamber.  The shredding, grinding and mixing of the waste is then initiated exposing all surfaces of the medical waste to the chemical solution during a processing cycle which takes approximately 15 minutes.  At the end of each cycle, the disinfected waste is ready for disposal as regular solid waste.

In the United States, the initial focus of marketing the SteriMed Systems has been to dialysis clinics.  We have also begun initial installations in other new sectors such as surgical centers, laboratories, plasmapheresis centers, and hospitals. Other potential markets include blood banks, cruise ships and military medical facilities.

Internationally, we continue to market our SteriMed Systems both directly and indirectly through distributors.  Our distributors are trained by us to enable them to take on the responsibility for the installation and maintenance that are required for the SteriMed Systems.

Our cost of complying with U.S.(including state and local) and foreign environmental law relates to obtaining and maintaining required licenses or permits.  We estimate these costs were approximately $75,000 in fiscal 2007 and should be approximately the same amount in fiscal 2008.

Regulations and Regulatory Compliance for Alternative Medical Waste Treatment Technologies in the United States

Our use of the Ster-Cid® disinfectant in the SteriMed Systems is registered by the U.S. EPA under FIFRA.  The Ster-Cid® disinfectant is considered a pesticide, and is registered under FIFRA Number 71814.  FIFRA gives the federal government control over the distribution, sale and use of pesticides.  All pesticides used in the U.S. must be registered (licensed) by the U.S. EPA under FIFRA.  Registration of pesticides is to seek assurance that they will be properly labeled, and if used in accordance with label specifications, will not cause unreasonable harm to the environment.

The SteriMed Systems are regulated at the state level by the individual states’ Environmental, Conservation, Natural Resources, or Health Department.  Each state has its own specific approval requirements for alternative treatment technologies.  Generally, most states require an application for registration or approval be submitted along with back up information, including but not limited to operating manuals, service manuals, and procedures.  Additionally, many states require contingency and safety plans be submitted, and that efficacy testing be performed.  MCM has demonstrated through efficacy testing that it can inactivate the 4Log10 concentration of Bacillus atrophaeus (formerly Bacillus subtilis) spores and a 6Log10 concentration of Geobacillus stearothermophillus. This meets or exceeds most state regulatory requirements.

The SteriMed has been approved for marketing in 46 states and the SteriMed Junior in 42 states.  The Ster-Cid® disinfectant has been registered in 50 states.  We are currently seeking approvals for marketing in the remaining states.

Local and county level authorities generally require that discharge permits be obtained from waste water treatment authorities by all facilities that discharge a substantial amount of liquids or specifically regulated substances into the sewer system.  The SteriMed Systems process effluent has been characterized and found to be within the lower range of the general discharge limits set forth by the National Pollutant Discharge Elimination System (NPDES) Permitting Program, which are used to establish waste water treatment authorities’ discharge limits.

These approvals allow the SteriMed Systems effluent to be discharged into a municipal sewer and the treated disinfected shredded waste to be disposed of in a municipal landfill.

The process used by the SteriMed Systems, unlike many other waste medical disposal technologies, is not subject to the Clean Air Act Amendments of 1990 because there is no incineration or generation of toxic fumes in the process.  It is also not subject to the Hazardous Materials Transportation Authorization Act of 1994 as there is no transportation of hazardous waste involved.

Regulations and Regulatory Compliance for Alternative Medical Waste Treatment Technologies outside of the United States

CE Mark compliancy is a requirement for equipment sold in the European Union (“EU”).  The SteriMed Systems are CE Mark compliant as well as ISO Certified, 9001:2000 and 14001:2004.  In order to meet the specific regulatory requirements of the individual members of the EU, MCM will undertake further efficacy testing where necessary in order to demonstrate that the SteriMed Systems conform to all the standards in the specific EU member country.  Outside of the EU, we are required to review and meet whatever the specific standards a country may impose.  In countries where we have distributors, they are required to obtain the necessary regulatory approvals on our behalf at their expense.  We have received approval to market its SteriMed Systems in the United Kingdom and Hungary.

Competition

RMW has routinely been treated and disposed of by incineration.  Due to the pollution generated by medical waste incinerators, novel technologies have been developed for the treatment and disposal of RMW.  Some of the issues confronting these technologies are: energy requirements, space requirements, unpleasant odor, radiation exposure, excessive heat, volume capacity and reduction, steam and vapor containment, and chemical pollution.  The use of the SteriMed Systems eliminates concern about these issues: space and energy requirements are minimal, there are no odors, radiation, steam, vapor or heat generated, solid waste volume is reduced by up to 90% and the disinfecting chemical is biodegradable.  The following are the various competitive technologies:

Autoclave (steam under pressure):  Autoclaves and retort systems are the most common alternative method to incineration used to treat medical waste.  Autoclaves are widely accepted because they have historically been used to sterilize medical instruments.  However, there are drawbacks as autoclaves may have limitations on the type of waste they can treat, the ability to achieve volume reduction, and odors generated as a result of the process. During the December 2005 meeting of STAATT, the efficacy of autoclaves has come under scrutiny due to inherent inability of autoclaves to physically destroy the waste.

Microwave Technology:  Microwave technology is a process of disinfection that exposes material to moist heat and steam generated by microwave energy.  The waves of microwave energy cycle rapidly between positive and negative at very high frequency, around 2.45 billion times per second. This generates the heat needed to change water to steam and carry out the disinfection process at a temperature between 95 and 100 degrees centigrade.  Use of this technology requires that proper precautions be taken to exclude the treatment of hazardous material so that toxic emissions do not occur.  Also offensive odors may be generated around the unit.  The capital cost is relatively high.

Thermal Processes:  Thermal processes are dry heat processes and do not use water or steam, but forced convection, circulating heated air around the waste or using radiant heaters.  Companies have developed both large and small dry-heat systems, operating at temperatures between 350oF-700oF.  Use of dry heat requires longer treatment times as the fluids trapped in the medical waste must be heated to create the steam required for disinfection.

High Heat Thermal Processes: High heat thermal processes operate at or above incineration temperatures, from 1,000oF to 15,000oF.  Pyrolysis, which does not include combustion or burning, contains chemical reactions that create gaseous and residual waste products.  The emissions are lower than that created by incineration, but the pyrolysis demands heat generation by resistance heating such as with bio-oxidation, induction heating, natural gas or a combination of plasma, resistance hearing and superheated steam.

Radiation:  Electron beam technology creates ionized radiation, damaging cells of microorganisms.  Workers must be protected with shields and remain in areas secured from the radiation.

Chemical Technologies: Disinfecting chemical agents that integrate shredding and mixing to ensure adequate exposure are used by a variety of competitors.  Chlorine based chemicals, using sodium hypochlorite and chlorine dioxide, are somewhat controversial as to their environmental effects and their impact on wastewater.  Non-chloride technologies are varied and include peracetic acid, ozone gas, lime based dry powder, acid and metal catalysts as well as alkaline hydrolysis technology used for tissue and animal waste.

Among the competitors in the infectious medical waste business are Stericycle, Inc., Sanitec, Inc. Saniflash PTY LTD, AduroMed Corp., Meteka GmbH, Tecno Service First Srl (Newster srl), Ecodas Corp, Waste Processing Solutions Company, and Waste Reduction, Inc.  These companies, and other competitors, use different methods in treating and disposing of RMW.  Our competitors range from large, well-capitalized public companies to small local companies.

Competitive Features of the SteriMed Systems

Seizing the opportunity afforded by the regulatory changes and pricing pressures in the healthcare industry, we have positioned our products as viable alternatives to the traditional medical waste disposal methods.  The SteriMed Systems seek to offer medical waste generators a true on-site option that is less risky, less expensive, and more environmentally friendly than the alternatives.  The main competitive advantages of the SteriMed Systems are:

Safety
a)	No need to pack containers of medical waste
b)	No need to transport infectious waste through facilities with patients
c)	No need to ship infectious medical waste on public roads
d)	Environmentally sound approach for disinfection – uses biodegradable chemicals; does not release smoke, odor, steam or other emissions to the air; removes the need for incineration
e)	Quiet system - noise level during cycle is approx. 64.1dB(A), regarded below levels of noise safety concerns by most government regulations

Labor
a)	Reduce the exposure to infectious medical waste by limiting the time an employee handles, stores and packs the waste
b)	No need to administer and track waste that is shipped from the facility
c)	Ease of use
d)	Employees can continue to perform their regular functions while the SteriMed Systems treatment cycle is operational

Convenience
a)	Rapid deployment through our system designs that enable “same day” installation and start up at a client’s site
b)	Easily installed requiring only electricity, water and sewage outlet which are usually which are usually readily available. No special ventilation or lighting required
c)	Fast cycle process times (approximately 15 minutes) that enables even our smallest system to generate a rapid throughput capability
d)	Limited training required for operators due to the fully automated systems based upon a one-touch start method
e)	Due to their compact size, units can be strategically placed in a health care facility close to the waste generation sites
f)	Due to its compact size, the SteriMed System is also appropriate for mobile facilities such as cruise ships and naval vessels.

Cost Saving
a)	One of the lowest capital costs for comprehensive onsite medical waste systems
b)	Reduced labor time as packaging for off-site transportation is eliminated
c)	No additional packaging or transportation costs to incineration site
d)
Our business model allows for the SteriMed Systems to be leased to U.S. facilities generating the infectious clinical waste.  This model obviates the need for capital investment by users, and should also reduce previous operating expenses in disposing of medical waste.

e)
Cellemetry monitoring system which allows for real time monitoring of the SteriMed Systems  through wireless communication with technical support personnel, thus enabling same or next day support to our valued customers.

f)	Ability to fix costs for a given period of time, avoiding future price increases and surcharges, while allowing for additional capacity at a low variable cost
g)	Energy efficient systems that consume just pennies per cycle in electricity and water

Compliant with Domestic and International Regulations
a)	Enable infectious medical waste generating facilities to replace existing systems while meeting federal, state and local environmental as well as health regulations.
b)	Proprietary, environmentally safe, 90% biodegradable chemical for disinfection which has been cleared for use in many foreign countries and which is registered in most states.

These features are intended to make the use of the SteriMed Systems a very attractive solution to health care organizations, especially those that are forced to reconsider their current medical waste management programs.  This is primarily due to federal and state regulations or the ongoing pressures to reduce their ever increasing operating costs.

Marketing Strategy

We have designed and are implementing a marketing program based upon our SteriMed Systems and their cost saving ability. Our overall marketing campaigns are also focused on the value statement “…..Is

Green…….Saves Green……”; a statement that defines our business as one which helps our clients simultaneously achieve their goals of sustainability through environmental responsibility, and improved financial performance through the reduction in operating costs associated with waste treatment and disposal.

Our marketing strategy is driven by a sales program with a four pronged approach consisting of the following channels for product distribution: direct selling to end users of our products in the commercial market, direct selling to end users of our products in the government and defense industry, sales to US based and foreign distributors of our products, and agent-based representatives.

Direct Selling to End Users in the Commercial Market

In the United States we employ sales personnel who are responsible for selling to key customers in our key applications.  Our definition of a “key” customer group are generators of medical waste with sites which best fit the capabilities and capacity of our SteriMed Systems. Within the United States these “key” applications are dialysis centers, small hospitals, surgical centers, plasmapheresis centers, blood banks, commercial laboratories (both research and clinical) as well as independent physician group practices.

Many of these facilities are owned by regional, national or international corporations operating numerous facilities. Focusing our sales efforts on this customer profile affords us the opportunity to achieve multiple sales within the same organization and enhances our ability to service and support our customers.  We are presently deploying our SteriMed Systems at several dialysis centers in the implementation of this strategy which includes two companies that are leaders in the field both domestically and overseas.

Two principal customers, Euromedic, which is a foreign distributor in Central and Eastern Europe, and a major U.S. dialysis company accounted for approximately 48% of our revenues from our SteriMed business for fiscal year 2007 and for approximately 72% of such revenues for the quarter ended December 31, 2007.  Euromedic accounted for approximately 67% of our revenues in the quarter ended December 31, 2006. The loss of any one of our principal customers or the inability to obtain or expand our sales to additional customers would have a significant adverse impact on our business

Our business marketing models in the U.S. are either lease or purchase of the SteriMed Systems.  A typical SteriMed lease (which, at the customer’s option, can also include installation costs) is for a five year period. We have contacts with several leasing companies that offer this facility to our customers, including options for both capital leases and off balance sheet operating leases.

Direct Selling to End Users in the Government and Defense Industry

We have continued to build on our initiative to capture business with the government and defense industry.   In Fiscal 2006, we shipped two SteriMed Juniors to the United States Department of Defense for use by the U.S. Navy.  The first unit was for laboratory test and evaluation as part of the U.S. Navy’s Shipboard Medical Waste Management Program. In September 2007, the second unit was deployed for shipboard evaluation on an LHD Class flagship vessel within the U.S. Navy’s Expeditionary Strike Group. The SteriMed System as deployed is a modified version of our commercial-off-the-shelf (COTS) system. The program for the Navy represents a significant opportunity for us in that the Navy is actively seeking a “total fleet solution” to medical waste management problems.  Of the medical waste processing systems considered by the Navy, the SteriMed System ranked among the highest to meet the needs (sterilization capability, size, ability to reduce the volume of waste and ability to render the waste non-recognizable) identified for evaluation aboard ship.  Our SteriMed Junior was identified as a solution that achieved the Navy’s cost, ship impact, and performance metrics.  We are actively supporting the Navy project in an attempt to earn this business which could result in the sales of multiple SteriMed systems. In September 2007, the Navy placed an order for an additional SteriMed System as they continue their evaluation program.  In March 2008, the shipboard evaluation was completed and the LHD vessel returned to port.  U.S. Navy personnel reported that the waste volume reduction was significant and the operation of the unit was user friendly.  Due to the stringent shipboard specifications for the Navy’s medical waste management program MCM will continue to work with the Navy to streamline the Sterimed Junior to meet these specifications.

 In addition to these opportunities, we are actively marketing to other branches of the military, including ground based operations where the need to reduce cost and to improve the environmental impact of medical waste management are key issues.

Sales to Domestic and Foreign Distributors

To maximize and augment our sales efforts in the U.S., we have been actively recruiting distributors.  Ideally, we are seeking local and regional distributors who will have the right to sell the SteriMed Systems and related products within their prescribed geographical areas or business sectors.  In order to gain exclusivity, the distributor must commit to minimum annual purchases.  The distributor is obligated to work within the guidelines and regulatory approvals set up and maintained by us.

In addition, we have a non-exclusive distribution agreement with certain divisions of Fresenius Medical Care North America (“FMC”).  FMC is permitted to distribute our consumables, i.e. SterCid® and SteriMed Filter Bags throughout the U.S., Canada and the Caribbean Basin. This arrangement provides an efficient logistical system for customers to access our consumables as FMC has excellent penetration in the renal care market.  FMC has numerous distributions sites throughout its territory which speeds delivery of these critical consumables to our clients, while reducing our need to provide a costly, distribution network for this supply chain solution.

In April 2007, we entered into a five year non-exclusive distribution agreement with McKesson Medical-Surgical, a leading provider of healthcare products and services to surgical centers, granting McKesson distribution rights to market our SteriMed systems for on-site medical waste processing to ambulatory surgical centers in the United States.

 In May 2007, we entered into a non-exclusive distribution agreement granting Henry Schein, Inc., one of the largest providers of healthcare products and services to office-based practitioners in the combined North American and European markets, distribution rights to market MCM’s SteriMed line of on-site medical waste processing units to dialysis clinics in the United States.

Internationally, we market our SteriMed Systems predominantly through distributors.  In order to gain exclusivity, the distributor must commit to minimum annual purchases.  In those countries where we have distributors, it is their responsibility to market and support the sales of the SteriMed Systems at their own expense as well as obtain all regulatory approvals which will be registered in the name of MCM.

We currently have international distributorship arrangements in Mexico, South Africa (defined as South Africa Development Countries) and the Caribbean. We also have distributor agreements in Hungary, Japan, Portugal and Russia.

Selling Agents

Concurrent to our direct sales in the U.S, we continue to actively recruit agents who will act as our selling representatives, thus reducing our cost of sales.  We presently utilize the services of these agents on both the Eastern and Western coasts of the United States. These agents seek out opportunities for SteriMed in their local markets and are compensated for these sales through an agent based commission fee.  The criteria for the selection of these agents is that they must have existing, strong, long-term relationships with clients that are within our “key” applications as defined herein.

Manufacturing

We recognize that to be successful, we need to be able to supply manufactured units that are robust, cost effective, reliable intrinsically safe, and of world class quality

We manufacture components for the SteriMed systems globally at several key suppliers. These components are then assembled at either our facility in Moshav Moledet, Israel or at a contract manufacturing partner.  The SteriMed Junior is assembled by a third-party contract assembly company in Israel.  The SteriMed is assembled in house at our engineering facility in Israel or at a contract assembly company as volume warrants. We continue to seek sub-assembly manufacturers to enable us to reduce the cost of both SteriMed systems as well as seek alternative solutions for the manufacture of their components in lower cost regions. This also includes seeking alternatives to counteract the recent decline of the US dollar. We are also evaluating alternative manufacturing and/or assembly in closer proximity to our customer base.

Our assembly facility in Israel is operated under the strictest guidelines of the global quality standard of ISO 9001:2000 and ISO 14001:2004.

Approximately half of the SteriMed Systems’ components are commercially available from third-party suppliers. The remaining components are either generic with modification or customized specifically for the SteriMed.  Presently we maintain an inventory of spare parts and supplies in our Hackensack, NJ warehouse and at our facility in Moledet, Israel.

Maintenance and Customer Service Model

Critical to the successful use of the SteriMed Systems is the proper training of the personnel carrying out the installation, operation and service of the equipment. Our technical service staff assists clients in the installation of units and the training of their staff and on-site operators.  This training program is strongly geared to safety and maintenance to assure ongoing safe and smooth operation of the unit. After installation and training, operation of the unit is monitored by our technical staff to assure proper performance.  In the U.S., our technical staff is on call around the clock to assist with any questions or issues relating to the operation of our SteriMed Systems. Our goal is to minimize problems through ongoing training and strict adherence to maintenance schedules. We provide our customers with a warranty covering non-wear parts and labor for one year. In the U.S., an extended warranty program is available to our customers upon purchasing or leasing unit.

In the U.S., in fiscal 2007 we launched an industry’s first, real time Cellemetry program.  The latest versions of the SteriMed systems have embedded wireless communication systems which communicate machine performance data to technical support personnel.  This system provides us with real time reporting on machine performance data, including service data, to enable us to provide same or next business day onsite support to the waste processing equipment.  The Cellemetry system has resulted in improved machine availability and customer satisfaction.  Cellemetry is a part of our overall customer service model and will be available as an annual subscription service to our customers after the expiration of the one year machine warranty period.

Proprietary Rights

There exist various medical waste treatment technologies that can be combined and employed in different ways, making trademarks and patents very important pieces of intellectual property to possess in the medical waste treatment industry.

MCM acquired and/or applied for trademarks and patents for our SteriMed and Ster-Cid® products as indicated in the following tables.  The validation for patents is extended to fifteen years, provided an annual fee (on renewal dates) is paid in the respective country;

MCM STERIMED – INTERNATIONAL CLASS 10 TRADEMARK:

File No.	Country	Application No.	Application Date	Trademark No.
99211	Australia	813208	11/9/1999	813208
99208	Canada	1035659	11/12/1999	TMA 596,538
99209	Common European Market Trademarks (CTM)	1380146	11/11/1999	1380146
99216	Hungary	m-9905278	11/10/1999	165158
99200	Israel	113,697	7/20/1997	113,697
99210	Japan	11-103145	11/12/1999	4462258
99212	Mexico	472508	2/23/2001	701862
99218	Poland	Z-209695	11/10/1999	148086
99214	Russia	99719243	11/18/1999	209618
99207	U.S.A	75/904,419	1/28/2000	2,724,738

MCM STER-CID® INTERNATIONAL CLASS 5 TRADEMARK:

File No.	Country	Application No.	Application Date	Trademark No.
99205	Australia	813207	11/9/1999	813207
99202	Canada	1035658	11/12/1999	TMA 596,329
99203	Common European Market Trademarks (CTM)	1380195	11/11/1999	1380195
99215	Hungary	M-9905279	11/10/1999	164682
99200	Israel	131893	11/1/1999	131893
99204	Japan	11-103144	11/12/1999	4562185
99206	Mexico	412940	2/23/2001	656603
99217	Poland	Z-209696	11/10/1999	145760
99213	Russia	99719294	11/18/1999	200276
99201	U.S.A	75/904,150	01/29/2000	2,713,884

STERIMED PATENTS & PATENT APPLICATIONS:

File No.	Country	Application No.	Application Date	Patent No.	Dates Patent Valid
9454	U.S.A	08/369,533	1/5/1995	5,620,654	4/15/1997 - 4/15/2014
9456	Canada	2,139,689	1/6/1995	2,139,689	10/5/1999 - 1/6/2015
9452	Australia	10096/95	1/9/1995	684,323	4/2/1998-1/9/2015
9453	Japan	7-011844	1/23/1995	3058401	4/21/2000- 1/27/2015
9346	Israel	108,311	1/10/1994	108,311	12/23/1999-1/10/2014
9455	Europe	95630001.6	1/5/1995	EP0662346	3/28/2001 - 1/5/2015 or according to National Phase
6.1 - 2114	Austria		1/5/1995	E200039	2/15/2001-1/5/2015
6.2 - 2115	Belgium	1/5/1995	10662346	2/15/2001-1/5/2015
6.3 - 2116	Germany	1/5/1995	DE69520458T2	2/15/2001-1/5/2015
6.4 - 2117	Spain	1/5/1995	EP0662346	2/15/2001-1/5/2015
6.5 - 2118	France	1/5/1995	EP0662346	2/15/2001-1/5/2015
6.6 - 2119	United Kingdom	1/5/1995	EP(UK)662346	2/15/2001-1/5/2015
6.7 - 2120	Italy	1/5/1995	0662346	2/15/2001-1/5/2015
6.8 - 2121	Netherlands	1/5/1995	EP0662346	2/15/2001-1/5/2015

MCM STERIMED PATENT CORPORATION TREATY (“PCT”) INTERNATIONAL PHASE PATENTS –PCT/IL02/00093:

File No.	Country	Application No.	Application Date	Patent No.	Dates Valid (Patent or Application)
2338	Brazil	P10206913-0	7/31/2003	Pending	7/31/2003 - 2/4/2022
2339	Mexico	PA/a/2003/ 006946	8/4/2003	Pending	8/4/2003 - 2/4/2022
2340	Russia	2003127023	9/4/2003	2290268	12/17/2006 - 2/4/2022
2341	South Africa	2003/5602	7/21/2003	2003/5602	9/23/2003 - 2/4/2022
2342	Canada	2437219	8/1/2003	Pending	8/1/2003 - 2/4/2022
2343	China	02806986.2	9/19/2003	CN 1259146C	9/19/2003 - 2/4/2022
2712	Hong Kong	4106248.3	8/20/2004	HK1063441 B	6/14/2006-2/4/2022
2344	India	01389/ chenp/03	9/2/2003	Pending	9/2/2003 - 2/4/2022
2313/354	Europe	02711185.5	9/5/2003	P210477 PCT/EP	9/5/2003- 2/4/2022
2337	Australia	2002230065	2/4/2002	2002230065	9/28/2006 - 2/4/2022
2373	USA	09/824,685	4/4/2001	6494391	12/17/2002 - 4/4/2021

We maintain, in-house, a system that tracks all expiration dates for our trademarks and patents.  This internal tracking system alerts us when renewal submissions are required.

Research and Development

Research and development costs decreased to $264,000 in fiscal 2007 from $343,000 in fiscal 2006 resulting primarily from the completion of the development work that had been necessary for the ramp up of production of the SteriMed and SteriMed Junior.   We have budgeted $200,000 for research and development costs in fiscal 2008.   These costs are not reimbursed by customers

Employees

As of March 31, 2008, we employed 20 full time employees and one part-time employee, including four senior managers.  Of these, nine employees are located at our facility in Israel.

None of our employees is represented by any labor organization and we are not aware of any activities seeking such organization.  We consider our relations with employees to be good.

As the level of our activities grow, additional personnel may be required.

Properties

We lease approximately 4,200 square feet of office space in Hackensack, New Jersey for executive and administrative personnel pursuant to a lease that expires on September 30, 2011 at a base monthly rental of approximately $7,500, plus escalation.  We also lease on a month to month basis approximately 400 square feet of space in Hackensack, NJ for warehousing purposes at a monthly cost of $575.  In addition, we lease approximately 2,000 square feet of warehouse space in Brighton, MI at a monthly cost of $2,000 under a lease expiring on January 31, 2009.

In Israel, we lease 2,300 square feet of industrial space at a monthly cost of approximately $1,000 and the lease expires on March 31, 2009.

Litigation

In May 2006, Andre Sassoon and Andre Sassoon International, Inc. (the “Plaintiffs”), filed a complaint against Caprius Inc., MCM Environmental Technologies, and George Aaron, (collectively, the “Company Defendants”) in the Supreme Court of the State of New York, New York County, claiming that the Defendants had breached an agreement entered into as part of the December 2002 MCM acquisition to pay $400,000 as settlement of a note previously issued by MCM.  The complaint also names all persons who were stockholders of MCM at the time of Caprius’ original investment in MCM in December 2002.  In June 2006, the Plaintiffs filed an amended complaint to include additional counts, alleging certain misrepresentations by the Company Defendants related to the agreement with the Plaintiffs.  The Plaintiffs are seeking damages in excess of $400,000 or the stock interest of the MCM stockholders at the time of Caprius’ acquisition.  Discovery has been undertaken, and the final depositions are to be scheduled for May 2008.  Based upon our review of the amended complaint, we continue to believe the Plaintiffs’ claims have no merit, and the Company Defendants will continue to defend this action.  Accordingly, we have not recorded any accrual for this litigation as of December 31, 2007.

MANAGEMENT

Executive Officers and Directors

As of March 31, 2008, our directors and executive officers were:

Name	Age	Position

Dwight Morgan	47	Chairman, President and Chief Executive Officer

George Aaron	55	Executive Vice President – International Business Development

Jonathan Joels	51	Chief Financial Officer, Treasurer, Secretary and Director

Kenneth C. Leung (1)(2)	63	Director

Roger W. Miller (1)	61	Director
____________________
(1)           Member of the Audit Committee
(2)           Member of the Compensation/Option Committee

The principal occupations and brief summary of the background of each Director and executive officer is as follows:

Dwight Morgan.  Mr. Morgan has been Chairman of the Board since February 2007 and became President and CEO in November 2006. Mr. Morgan has served as our Chief Engineering Consultant since 2003.  From 1999 to 2003, he was a founder, President and Chief Operating Officer of POM Group, which had developed an alternative metal fabricating technology.  For 17 years to 1999, he served in various management positions at FANUC Robotics North America, with his last position being General Manager – Automation System Group.  Mr. Morgan began his career in 1982 as a systems engineer at General Motor Technical Center. Mr. Morgan is a member of the Michigan Economic Development Corporation’s Advanced Manufacturing Strategic Roundtable and is Chairman of the Corporate Development Committee of the American Diabetes Association. Mr. Morgan received a BS in Mechanical Engineering from Cornell University.

George Aaron.  Mr. Aaron has been Executive Vice President – International Business Development since February 2007. Prior thereto Mr. Aaron had served as Chairman of the Board since June 1999 and as President and CEO from 1999 to November 2006.  He has served as a Director since 1999 and had previously served as a Director from 1992 until 1996.  From 1992 to 1998, Mr. Aaron was the co-Founder and CEO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc. of which he remains a Director.  Mr. Aaron also serves on the Board of Directors of DeveloGen AG, who merged with Peptor Ltd. (the company that had acquired Portman Pharmaceuticals).  From 1983 to 1988, Mr. Aaron was the Founder and CEO of Technogenetics Inc. (a diagnostic company).  Prior to 1983, Mr. Aaron was Founder and Partner in Portman Group, Inc. and headed international business development at Schering Plough. Mr. Aaron is a graduate of the University of Maryland.

Jonathan Joels.  Mr. Joels has been CFO, Treasurer, Secretary and a Director since June 1999.  From 1992 to 1998, Mr. Joels was the co-founder and CFO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc.  Mr. Joels’ previous experience included serving as a principal in Portman Group, Inc., CFO of London & Leeds Corp. and Chartered Accountant positions with both Ernst & Young and Hacker Young between 1977 and 1981.  Mr. Joels qualified and was admitted as a Chartered Accountant to the Institute of Chartered Accountants in England and Wales in 1981 and holds a BA Honors Degree in Accountancy (1977) from the City of London.

Kenneth C. Leung. Mr. Leung has been a Director since December 2006. Since 1995, Mr. Leung has been a Managing Director of Sanders Morris Harris Group and is engaged in investment banking in environmental and alternative energy, and is the Chief Investment Officer of its Environmental Opportunity Funds.  From 1978 to 1994, Mr. Leung had served as a Managing Director at Smith Barney, and for more than ten years prior he served in different positions at other investment banking institutions.  He currently serves as Chairman of the Board of American Ecology Corp., (NASDAQ: ECOL), and a director of SystemOne Technologies Inc. (other OTC: STEK.PK) and AeroGrowth International, Inc.  Mr. Leung received an MBA in Finance from Columbia University and a BA in History from Fordham University.

Roger W. Miller. Mr. Miller has been a Director since February 2007.  Since 1992, Mr. Miller has been actively involved as a manager of personal portfolios of investments in private venture-stage companies and small public companies.  Mr. Miller had served as a director at some of these companies. He is also a financial consultant and expert witness in valuation cases, merger-related transactions and work-out and restructuring situations.  Prior to 1992, Mr. Miller held positions at Cambridge Capital where he was Co-Chairman of the private equity affiliate of Baker, Nye and held the position of General Partner and Managing Director at Salomon Brothers.  Mr. Miller holds degrees in both Law and Economics from Cambridge University and London University, respectively.

Effective December 4, 2007, Dr. Sol Triebwasser resigned his directorship with the Company.  He has become a Director Emeritus.  Dr. Triebwasser will continue his directorship on the board of our subsidiary, M.C.M. Environmental Technologies, Inc.

Mr. Aaron and Mr. Joels are brothers-in-law.

The Board of Directors met either in person or telephonically seven times in the fiscal year ended September 30, 2007.  Each of the Directors attended at least 75% of the meetings.

The Board of Directors has standing Audit and Compensation/Option Committees.

The Audit Committee reviews with our independent public accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls.  In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.  The Audit Committee met four times during the fiscal year ended September 30, 2007.  The Audit Committee has not designated an Audit Committee Financial Expert.

The Compensation/Option Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and administers our Stock Option Plans.  The Compensation/Option committee met three times during the fiscal year ended September 30, 2007.

Director Compensation

Directors who are also employees are not paid any fees or additional compensation for services as members of our Board of Directors or any committee thereof.  Non-employee Board members are entitled to an annual fee of $20,000 and 20,000 options under our 2002 Stock Option Plan, and may receive additional option grants at the discretion of the Board.  During fiscal 2007, we had four Non-employee Board members.  Each of these Board members received 20,000 options and was paid all of or a portion of the $20,000 annual fee based upon their time served on the Board in fiscal 2007.  The four Non-employee Board members were Sol Triebwasser, Jeffrey Hymes, Ken Leung and Roger Miller, and they received $20,000, $8,000, $16,455 and $12,055, respectively.

Executive Compensation

The following table sets forth the aggregate cash compensation paid by us to (i) our Chief Executive Officer and (ii) our most highly compensated officers whose cash compensation exceeded $100,000 for services performed during the year ended September 30, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)
Dwight Morgan Chairman, President & CEO	2007	221,154	20,000	-0-	129,035	-0-	-0-	-0-	370,189
Jonathan Joels CFO	2007 2006 2005	220,000 220,000 176,000	-0- -0- -0-	-0- -0- -0-	137,800 136,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	357,800 356,000 176,000
George Aaron Exec. VP – Int’l Business Development	2007 2006 2005	178,596 240,000 240,000	60,000 -0- -0-	-0- -0- -0-	137,800 136,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	376,396 376,000 240,000

We do not have any written employment agreements with any of our executive officers.  Mr. Morgan, Mr. Joels and Mr. Aaron have been paid annual base salaries of $250,000, $220,000, and $137,000 respectively and each receives a monthly car allowance in the amount of $1,000.  Messrs. Morgan, Joels and Aaron are reimbursed for other expenses incurred by them on behalf of the Company in accordance with Company policies.  Mr. Morgan’s annual compensation in the table above is pro-rated based on his start date of November 13, 2006.  In February 2007, upon becoming Executive Vice President – International Business Development, Mr. Aaron’s compensation was changed to an annual base salary of $137,000, plus incentives. Mr. Aaron’s annual compensation in the table above is based on his position of President & CEO prior to February 2007, and his position of Executive Vice President, for the balance of the fiscal year.  The incentive compensation that Mr. Aaron received for reaching certain sales milestones in fiscal 2007 is reflected in the table above.

Upon commencement of his employment, in November 2006, Mr. Morgan also received a sign-on bonus of $20,000, and was granted an option for 350,000 shares of our common stock at an exercise price of $0.60 per share (the fair market value on the date of grant), with vesting after six months as to 1/8 of the options granted and the balance vesting at 1/48 per month (of the total granted) over the next 42 months under our 2002 Stock Option Plan.

On January 25, 2007, Messrs. Joels and Aaron were granted options of 350,000 shares of our common stock at an exercise price of $0.60 per share (the fair market value on the date of grant) with vesting after six months as to 1/8 of the options granted and the balance vesting at 1/48 per month (of the total granted) over the next 42 months under our 2002 Stock Option Plan.

The Company has determined the fair value of these options using the Black Scholes Option pricing model.

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees.  As of September 30, 2007, under our 401(k) plan there was no matching contribution by the Company.

Listed below is information with respect to options for the above-named executive officers as of September 30, 2007:

Individual Grants

(a)	(b)	(c)	(d)	(e)

Name	Number of Securities Underlying Options/SARS Granted (#)	% of Total Options/SARS Granted to Employee(s) in Fiscal Year	Exercise On Base Price ($/Sh)	Expiration Date

Dwight Morgan	350,000	31.8	$0.60	11/12/16

Jonathan Joels	350,000	31.8	$0.60	01/25/17

George Aaron	350,000	31.8	$0.60	01/25/17

Fiscal Year End Option Value

Name	Number of Securities Underlying Unexercised Options at Sept. 30, 2007 Exercisable/Unexercisable	Value of Unexercised In-the Money Options at Sept. 30, 2007 Exercisable ($)

Dwight Morgan	89,569/300,431	$-0-

Jonathan Joels	134,565/335,435	$-0-

George Aaron	134,565/335,435	$-0-

Stock Options

In May 2002, our Board of Directors adopted the 2002 Stock Option Plan (“2002 Plan”) which was ratified at our stockholder meeting of June 26, 2002.  The 2002 Plan initially was for 700,000 shares, was increased to 1,500,000 shares in December 2006 and to 2,500,000 shares in February 2007. Under the 2002 Plan, options may be awarded to employees, directors and consultants.  These options may be qualified or not qualified pursuant to the regulations of the Internal Revenue Code.

At September 30, 2006, options for an aggregate of 506,050 shares were granted and outstanding, and 193,950 shares were available for future grants.  Between October 1, 2006 and March 31, 2007, options were granted under the 2002 Plan for an aggregate of 1,180,000 shares, of which 1,036,050 shares were granted subject to stockholder approval of an increase in the number of shares of common stock underlying the 2002 Plan. These options which were granted to officers, directors and employees are at an exercise price ranging from $0.52 to $0.80 per share, for a 10 year term, and vesting after six months as to one-eighth of the options granted, with the balance vesting in equal monthly installments over the next forty-two months.

On January 4, 2006, we granted options for the purchase of an aggregate of 458,000 shares (consisting of 393,000 to employees/directors and 65,000 to non-contractual consultants) of common stock under the 2002 Plan.  These options are for a 10 year term, vesting after six months as to one-eighth of the options granted, and the balance vesting in equal monthly installments over the next forty-two months at an exercise price of $2.20 per share.

On March 5, 2007, we re-priced an aggregate of 458,000 shares which were originally granted on January 4, 2006.  The options were originally issued at an exercise price of $2.20 per share and were re-priced at $1.10 per share, representing 110% of the then market price of the common stock.

During 1993, we adopted an employee stock option plan and a stock option plan for non-employee directors.  The employee stock option plan provides for the granting of options to purchase not more than 50,000 shares of common stock.  The options issued under the plan may be incentive or nonqualified options.  The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee.  The Directors’ stock option plan provides for the granting of options to purchase not more than 10,000 shares of common stock.  The exercise price for shares granted under the Directors’ plan cannot be less than the fair market value of the stock on the date of the grant.  The 1993 plan expired May 25, 2003.  As of September 30, 2007, there remain options for 31,500 shares outstanding there under, at exercise prices arranging from $3.00 to $5.00 which terminate in 2010.

As of December 31, 2007, we had outstanding options granted outside our plans for an aggregate of 130,000 shares of common stock at exercise prices ranging from $0.70 to $1.75 per share, with expiration dates of September 2009 and July 2011.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2007 members of the Company’s Compensation/Option Committee were Sol Triebwasser, Ph.D. and Kenneth C. Leung, neither is an executive officer or employee of the Company or its subsidiaries.

SECURITY OWNERSHIP

The following table sets forth, as of March 31, 2008, certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group:

Name of Beneficial Owner*	Position with Company	Amount and Nature of Beneficial Ownership (1) of Common Stock	Percentage of Securities
Austin W. Marxe and David M. Greenhouse 527 Madison Ave. NY, NY 10002	Holder of over five percent	12,710,176 (2)	78.9%

Great Point Partners 165 Mason Street, 3rd Floor Greenwich, CT 0683	Holder of over five percent	6,594,000 (3)	58.0%
Dolphin Offshore Partners LP 120 East 17th Street New York, NY 10003	Holder of over five percent	4,775,000 (4)	50.0%
Bonanza Master Fund Ltd. 300 Crescent Ct Ste. 250 Dallas, TX 75201	Holder of over five percent	2,590,334 (5)	36.9%
Vision Opportunity Master Fund Ltd. 20 West 55th Street New York, NY 10019	Holder of over five percent	488,500 (6)	9.9%
Dwight Morgan	Chairman of the Board; Chief Executive Officer; President	154,586 (7)	3.1%
George Aaron	Director, Executive Vice President –Int’l Business Development	449,601 (8)	9.0%
Jonathan Joels	Director; Chief Financial Officer; Vice President; Treasurer; Secretary	444,315 (9)	8.9%
Kenneth C. Leung	Director	13,084(10)	**
Roger W. Miller	Director	42,974(11)	**
All executive officers and Directors as a group (5 persons)		1,104,560(12)	20.5%
*	Address of all holders except those listed with a specific address above is, One University Plaza, Suite 400, Hackensack, New Jersey 07601.
**	Less than one percent (1%)

(1)
Includes voting and investment power, except where otherwise noted.  The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of March 31, 2008, pursuant to stock options, warrants and convertible securities, but without calculating the number of shares of common stock other beneficial owners then have the right to acquire.

(2)
Consists of (A)(i)1,034,482 shares direct, (ii)3,604,735 shares underlying warrants presently exercisable, (iii) 1,174,611 shares underlying Series D Convertible Preferred Stock, (iv) 2,343,750 shares underlying Series E Convertible Preferred Stock and (v) 1,375,000 shares underlying Series F Convertible Preferred Stock held by Special Situations Private Equity Fund, L.P., (B)(i) 317,037 shares direct, (ii) 1,105,086 shares underlying warrants presently exercisable, (iii) 360,212 shares underlying Series D Convertible Preferred Stock,(iv) 718,750 shares underlying Series E Convertible Preferred Stock and (v) 421,600 shares underlying Series F Convertible Preferred Stock held by Special Situations Fund III, QP, L.P., and (C)(i) 27,790 shares direct, (ii) 96,517 shares underlying warrants presently exercisable, (iii) 31,306 shares underlying Series D Convertible Preferred Stock, (iv) 62,500 shares underlying Series E Convertible Preferred Stock and (v) 36,800 shares underlying Series F Convertible Preferred Stock held by Special Situations Fund III, L.P.   MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3)	Consists of (i) 4,710,000 shares underlying Series F Convertible Preferred stock and (ii) 1,884,000 shares underlying warrants presently exercisable terminating on December 5, 2012.

(4)
Consists of (i) 2,250,000 shares underlying Series E Convertible Preferred Stock, (ii) 1,000,000 shares underlying Series F Convertible Preferred Stock  and (iii) 1,525,000 shares underlying warrants presently exercisable terminating on February 29, 2012 and December 5, 2012. Peter Salas has investment power and voting power of these securities,

(5)
Consists of (i) 350,240 shares direct, (ii) 1,792,330 shares underlying Series D Convertible Preferred Stock and (ii) 447,764 shares underlying warrants presently exercisable terminating on February 16, 2011.     Bernay Box has investment power and voting power of these securities.

(6)
Includes (i) 375,000 shares direct, (ii)113,500 shares underlying Series E Convertible Preferred Stock. Excludes (i) 261,500 shares underlying Series E Convertible Preferred Stock and (ii) 375,000 shares underlying warrants. Pursuant to a Letter Agreement, dated February 27, 2007, between us and Vision Opportunity Master Fund, Ltd. (“Vision”), Vision covenanted not to convert its Series E Convertible Preferred Stock or exercise its warrants if such conversion or exercise would cause its beneficial ownership to exceed 9.99%, which provision Vision may waive, upon not less than 61 days prior notice to us, as reported in its Schedule 13G filed on March 12, 2007.  Adam Berkowitz has investment power and voting power of these securities.

(7)	Includes 154,586 shares underlying options presently exercisable and excludes 235,414 shares underlying options which are currently not exercisable.

(8)
Includes (i) 353 shares in retirement accounts, (ii) 8,199 shares underlying warrants presently exercisable, (iii) 5 shares jointly owned with his wife and (iv) 209,590 shares underlying options presently exercisable, and excludes 260,410 shares underlying options which are currently not exercisable.

(9)
Includes (i) 48,000 shares as trustee for his children, (ii) 8,116 shares underlying warrants presently exercisable, (iii) 209,590 shares underlying options presently exercisable, (iv) 17,241 shares in a retirement account, and excludes 260,410 shares underlying options which are currently not exercisable.

(10)	Includes 7,084 shares underlying options presently exercisable and excludes 12,916 shares underlying options which are currently not exercisable.

(11)	Includes 6,250 shares underlying options presently exercisable and excludes 13,750 shares underlying options which are currently not exercisable.

(12)	Includes (i) 16,315 shares underlying warrants and (ii) 587,100 shares underlying options presently exercisable, and excludes 782,900 shares underlying options which are currently not exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 30, 2007, we borrowed the principal amount of $100,000 from Special Situations Private Equity Fund L.P, which is a principal stockholder, through the issuance of a 10% promissory note.  This note plus interest of $805.56 was repaid on the closing of the 2007 placement, which occurred during the month of March 2007.

We believe that the above referenced transaction was made on terms no less favorable to us than could have been obtained from an unaffiliated third party.  Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock, $0.01 par value, of which 4,776,902 shares were issued and outstanding as of March 31, 2008.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders.  There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock.  No dividends have ever been declared by the Board of Directors on the common stock.  See “Dividend Policy.”  Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $.01 per share, of which 172,933 shares of Series D Preferred Stock, 9,200 shares of Series E Preferred Stock and 78,334 shares of Series F Preferred Stock were outstanding at March 31, 2008.

On February 16, 2006, we filed a Certificate of Designations authorizing the Series D Convertible Preferred Stock, consisting of 250,000 shares at a stated value of $12.40 per share, of which 172,933 shares were outstanding as of March 31, 2008.  Pursuant to the 2006 preferred stock placement, we issued 241,933 shares of the Series D Preferred Stock, each share was initially convertible into ten shares of common stock, subject to customary anti-dilution provisions.  By reason of these anti-dilution provisions, after the 2007 placements, each outstanding share of Series D Preferred Stock is convertible into 19.42 shares of common stock, or an aggregate of 3,358,459 shares of common stock.  These shares are subject to a mandatory conversion commencing after the effective date of a registration statement covering the underlying common stock if the average closing bid price of the common stock for 15 days in any 20 consecutive trading days (including the last five trading days) exceeds $2.68 per share and if the average daily trading volume during such period exceeds 30,000 shares (subject to adjustment).  The holders of the Series D Preferred Stock are entitled to an annual cumulative dividend of $0.67 per share, payable semi-annually, commencing October 1, 2007. The Series D Preferred Stock votes on an as-converted basis with the common stock, and has a separate vote with respect to matters directly affecting this Series.  Neither we nor the holders of the Series D Preferred Stock have the right to cause the redemption thereof.

On March 1, 2007, we closed a placement of 10,000 shares of Series E Convertible Preferred Stock at $250 a share, of which 9,200 shares were outstanding at March 31, 2008.  Each share of the Series E Preferred Stock is convertible into 625 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 5,750,000 shares of common stock.  Commencing October 1, 2007, the holders of the Series E Preferred Stock are entitled to receive a cash dividend at a per share rate equal to $13.50 per annum, and a liquidation preference of $250 per share plus accrued and unpaid dividends, and ranking pari passu with the Series D Preferred Stock.  The Series E Preferred Stock votes on an as-converted basis with the common stock, and has a separate vote with respect to matters directly affecting this Series.  Neither we nor the holders of the Series E Preferred Stock have the right to cause the redemption thereof.

On December 6, 2007, we closed a placement of 78,334 shares of Series F Convertible Preferred Stock at $60 a share.  Each share of the Series F Preferred Stock is convertible into 100 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 7,833,400 shares of common stock.  Commencing December 6, 2007, the holders of the Series F Preferred Stock are entitled to receive a cash dividend at a per share rate equal to $3.24 per annum, and a liquidation preference of $60 per share plus accrued and unpaid dividends, and ranking pari passu with the Series D and Series E Preferred Stock.  The Series F Preferred Stock votes on an as-converted basis with the common stock, and has a separate vote with respect to matters directly affecting this Series.  Neither we nor the holders of the Series F Preferred Stock have the right to cause the redemption thereof.

We may issue the remaining authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the Board of Directors.  Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Transfer Agent

American Stock Transfer and Trust Company, New York, New York, is the transfer agent for our common stock.

SELLING STOCKHOLDERS

The selling stockholders are comprised of: (i) the ten investors in the Series F Preferred Stock placement (the “Series F Placement”), consisting of 7,833,400 shares underlying their Series F Preferred Stock and 3,133,360 shares underlying warrants that were part of the Placement and (ii) four designees of Equity Source Partners LLC (“Equity”) for 400,000 shares underlying warrants granted to Equity as part of its placement agent fee for the Series F Placement.

None of the selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus other than Special Situations Private Equity Fund, L.P. having made a $100,000 bridge loan to us in January 2007 that was repaid in March 2007 on the closing of the placement of Series E convertible preferred stock (the “Series E Preferred), and their participation in some of our other preferred stock placements.

The following table sets forth, as of March 31, 2008, information with regard to the beneficial ownership of our common stock by each of the selling stockholders.  The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

Name(1)	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering(2)	Percent Beneficially Owned After Offering
Biomedical Offshore Value Fund Ltd (3)	3,033,240	38.8%	3,033,240	-	*
Biomedical Value Fund LP (4)	3,560,760	42.7%	3,560,760	-	*
Eugene & Natalie Ciner (5)	28,000	*	28,000	-	*
Dolphin Offshore Partners LP (6)	4,775,000	50.0%	1,400,000	3,375,000	35.3%
Harvey Kohn (7)	129,844	2.6%	100,000	29,844	*
Martha Lipton (8)	28,000	*	28,000	-	*
Lewis Mason (9)	108,400	2.2%	100,000	8,400	*
Wolf Prensky (10)	130,910	2.7%	116,620	14,290	*
Zachary Prensky (11)	293,400	5.8%	233,380	60,020	1.2%
Special Situations Fund III LP (12)(13)	254,913	5.1%	51,520	203,393	4.1%
Special Situations Fund III QP, L.P. (12)(14)	2,922,685	39.8%	590,240	2,332,445	31.8%
Special Situations Private Equity Fund, L.P. (12)(15)	9,532,578	72.5%	1,925,000	7,607,578	57.9%
Cary Sucoff (16)	119,917	2.5%	100,000	19,917	*
Scott Sucoff (17)	108,400	2.2%	100,000	8,400	*

*	Less than one percent (1%).

1.
Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Beneficial ownership includes shares of common stock underlying the Series D Preferred, Series E Preferred, Series F Preferred, options and warrants exercisable within 60 days from March 31, 2008, but without including the number of shares of common stock other beneficial owners then have the right to acquire.  Ownership is calculated based upon 4,776,902 shares of common stock outstanding as of March 31, 2008.

2.
Assumes the sale of all shares covered hereby.  Most of the shares to be beneficially owned after the offering herein underlie securities purchased in our Series C, Series D and Series E placements and have been registered for sale by the holders in separate Registration Statements previously filed by us. None of those previously registered underlying securities have been sold as of the date hereof.

3.
Consists of (i) 2,166,600 shares underlying Series F Preferred Stock and (ii) 866,640 shares issuable upon exercise of warrants at an exercise price of $0.80 per share.  Jeffrey Jay M.D has investment power and voting power of these securities.

4.
Consists of (i) 2,543,400 shares underlying Series F Preferred Stock and (ii) 1,017,360 shares issuable upon exercise of warrants at an exercise price of $0.80 per share.  Jeffrey Jay M.D. has investment power and voting power of these securities.

5.	Consists of (i) 20,000 shares underlying Series F Preferred Stock and (ii) 8,000 shares issuable upon exercise of warrants at an exercise price of $0.80 per share.

6.
Includes (i) 1,000,000 shares underlying Series F Preferred Stock and (ii) 400,000 shares issuable upon exercise of warrants at an exercise price of $0.80 per share in the Series F Placement, included in this prospectus, plus (iii) 1,125,000 shares underlying warrants and (iv) 2,250,000 shares underlying Series E Convertible Preferred Stock. Peter Salas has investment power and voting power of these securities.

7.
Includes (i) 100,000 shares issuable upon exercise of warrants (initially granted to Equity as placement agent warrants) at an exercise price of $0.85 per share included herein, (ii) 13,000 shares underlying 2006 Agent’s Warrants and (iii) 16,844 shares held in a retirement account.  This does not include 42,500 shares underlying warrants beneficially owned by Mr. Kohn’s wife in which shares he disclaims beneficial ownership.

8.	Consists of (i) 20,000 shares underlying Series F Preferred Stock and (ii) 8,000 shares issuable upon exercise of warrants at an exercise price of $0.80 per share.

9.
Includes (i) 100,000 shares issuable upon exercise of warrants (initially granted to Equity as placement agent warrants) at an exercise price of $0.85 per share included herein, and (ii) 8,400 shares underlying 2006 Agent’s Warrants. Does not include 24,000 shares underlying other warrants beneficially owned by Mr. Mason’s  wife in which shares he disclaims beneficial ownership.

10.
Includes (i) 83,300 shares underlying Series F Preferred Stock and (ii) 33,320 shares issuable upon exercise of warrants at an exercise price of $0.80 per share in the Series F Placement, included in this prospectus, plus (iii) 14,290 shares underlying warrants.  Does not include 198,917 shares (including 73,917 shares underlying warrants) as to which Mr. Prensky has investment power and voting power.

11.
Includes (i) 166,700 shares underlying Series F Preferred Stock and (ii) 66,680 shares issuable upon exercise of warrants at an exercise price of $0.80 per share in the Series F Placement, included in this prospectus, plus (iii) 60,020 shares underlying warrants

12.
MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share dispositive power and voting power over the portfolio securities of each of the funds listed above.

13.
Includes (i) 36,800 shares underlying Series F Preferred, (ii) 14,720 shares, issuable upon exercise of warrants at an exercise price of $0.80 per share, all registered herein (iii) 27,790 shares owned directly, (iv) 81,797 shares underlying Warrants, and (v) 93,806 shares underlying Preferred Stock.

14.
Includes (i) 421,600 shares underlying Series F Preferred, (ii) 168,640 shares issuable upon exercise of warrants at an exercise price of $0.80 per share, all registered herein, (iii) 317,037 shares owned directly, (iv) 936,446 shares underlying Warrants, and (v) 1,078,962 shares underlying Preferred Stock.

15.
Includes (i) 1,375,000 shares underlying Series F Preferred, (ii) 550,000 shares issuable upon exercise of warrants at an exercise price of $0.80 per share, all registered herein, (iii) 1,034,482 shares owned directly, (iv) 3,054,735 shares underlying Warrants, and (v) 3,518,361 shares underlying Preferred Stock.

16.
Includes (i) 100,000 shares issuable upon exercise of warrants (initially granted to Equity as placement agent warrants) at an exercise price of $0.85 per share included herein, (ii) 13,000 shares underlying 2006 Agent’s Warrants and (iii) 6,917 shares held directly.  Does not include 42,500 shares underlying warrants beneficially owned by Mr. Sucoff’s wife in which shares he disclaims beneficial ownership.

17.
Includes (i) 100,000 shares issuable upon exercise of warrants (initially granted to Equity as placement agent warrants) at an exercise price of $0.85 per share included herein, and (ii) 8,400 shares underlying 2006 Agent’s Warrants.  Does not include 24,000 shares underlying warrants beneficially owned by Mr. Sucoff’s wife in which shares he disclaims beneficial ownership.

The following table sets forth the number of shares of preferred stock purchased and the dollar amount of the investment of the significant selling stockholders in the Series F Placement and prior placements:

Significant Selling Stockholders	Series C	Series D	Series E	Series F
Biomedical Offshore Value Fund Ltd.	–	–	–	21,666 shs. $1,299,960
Biomedical Value Fund LP	–	–	–	25,434 shs. $1,526,040
Dolphin Offshore Partners LP	–	–	3,600 shs. $900,000	10,000 shs. $600,000
Special Situations Fund III LP	10,000 shs. $1,000,000	1,612 shs. $20,000	100 shs. $25,000	368 shs. $22,080
Special Situations Fund III QP, LP	–	18,548 shs. $230,000	1,150 shs. $287,500	4,216 shs. $252,960
Special Situations Private Equity Fund LP	30,000 shs. $3,000,000	60,483 shs. $750,000	3,750 shs. $937,500	13,750 shs. $825,000
Total placement	66,681 shs. $6,668,100	241,933 shs. $3,000,000	10,000 shs. $2,500,000	78,334 shs. $4,700,040

As part of each of the four preferred stock placements we entered into registration rights agreements to register for each investor the shares of our common stock it would receive upon the conversion of the preferred stock and the exercise of the warrants it purchased in the placements.  Pursuant to those agreements, we have filed registration statements which are effective as to 2,646,121 common shares related to the Series C Preferred placement and 3,176,281 common shares related to the Series D Preferred placement, which includes shares, as applicable, on behalf of the above selling stockholders, and have a registration statement which is pending as to 9,557,500 common shares related to the Series E Preferred placement, which includes shares, as applicable, on behalf of the above selling stockholders.  None of the above selling stockholders has sold any common shares from those registration statements.

The following table shows the initial and current conversion price prices and exercise prices of the preferred stock and warrants we issued in the Series C, Series D, Series E and Series F Preferred placements, the current number of common shares underlying the preferred shares and warrants for each placement, as well as the market prices of our common stock as of the closing or pricing date of these placements and as of a current date.

	Series C	Series D	Series E	Series F
Initial conversion price	$0.145	$1.24	$0.40	$0.60
Initial warrant exercise price	$0.145-0.28	$1.50 – 2.00	$0.50	$0.80
Market price at closing	$0.18	$1.60	$0.60	$0.75
Current conversion price	–[1]	$0.64[2]	$0.40	$0.60
Common shares underlying preferred stock	–	3,785,699	6,250,000	7,833,400
Current warrant exercise price	$0.93 – 1.25[3]	$0.90 – 1.40[4]	$0.50	$0.80
Common shares underlying warrants	2,572,402	671,645	3,125,000	3,133,360
Market price – April 25, 2008	$0.35	$0.35	$0.35	$0.35

1 On April 5, 2005, all of the Series C Preferred Stock was mandatorily converted into common stock at a conversion price of $0.145 per share.

2 The underlying common shares and conversion price were adjusted by reason of price anti-dilution provisions applied upon certain subsequent stock issues.

3 The Series C warrants are in two series – 2,086,510 designated as Series A exercisable at $1.25 per share and 485,892 designated as Series B exercisable at $0.93 per share.  The warrant shares and exercise prices were adjusted by reason of price anti-dilution provisions applied upon certain subsequent stock issuances and a 1-for-20 reverse stock split.

4 The Series D warrants are in two series - 223,881 designated as Series A exercisable at $0.90 per share and 447,764 designated as Series B exercisable at $1.40 per share.  The exercise prices were adjusted by reason of a one-time milestone price adjustment.

Equity Source Partners LLC was retained by us to act as the placement agent for the Series F Placement.  As part of its compensation in this Placement, we granted warrants to Equity.  Equity has transferred its warrants to certain designees consisting of employees and family members.  These warrants were issued to Equity in the ordinary course of business. At the time of receiving the warrants, neither Equity nor any of its designees had agreements or understandings, directly or indirectly, with any person to distribute the warrants or the underlying shares.  Equity is a registered broker-dealer, and the assignees of its placement agent warrants may be deemed “affiliates” of Equity.  None of the other selling stockholders is a registered broker-dealer or an “affiliate of a registered broker-dealer.

Under the terms of the Registration Rights Agreement entered into as part of the Series F Placement, we were obligated to file this registration statement within 45 days of the closing of the placement and to cause the registration statement to be declared effective within 120 days from such closing, which may be extended by 30 days upon SEC review of the filing.  In the event this registration statement is not filed timely, we are obligated to make pro rata cash payments to each of the investors in the Placement, as liquidated damages, in an amount equal to 1.5% of the aggregate amount invested by such investor under the Purchase Agreement, until such time that the registration statement is filed.  Under the terms of the Registration Rights Agreements, we have agreed to keep the registration statement effective until all the shares from the Series F Placement have been sold or such shares may be sold without the volume restrictions under Rule 144 of the Securities Act, subject to certain money penalties for failure to fulfill the covenants in the Registration Rights Agreement.

The Registration Rights Agreement also provides that we pay all fees and expenses incident to the registration statement, other than brokerage commissions and underwriting discounts of the selling stockholders on the sale of their shares. A copy of the Registration Rights Agreement was filed as Exhibit 10.2 to our Form 8-K filed on December 10, 2007.

Based upon information received from the selling stockholders, none of them has an existing short position in our common stock.

We do not have any arrangement with any broker-dealer for it to act as an underwriter for the sale of the shares included herein for any of the selling stockholders.  Each of the selling stockholders purchased or received the shares offered by it in this prospectus in the ordinary course of business, and at the time of purchase of such shares, it had no agreements or understandings, directly or indirectly, with any person for the distribution of such shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of  any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without any limitations pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Thelen Reid Brown Raysman & Steiner LLP, New York, New York passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements for fiscal 2007 and 2006, which have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby.  This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

CAPRIUS, INC. AND SUBSIDIARIES

I N D E X

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
Caprius, Inc.

We have audited the accompanying consolidated balance sheets of Caprius, Inc. and Subsidiaries (the “Company”) as of September 30, 2007 and  2006,  and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caprius, Inc. and Subsidiaries, as of September 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
November 15, 2007, except for Note L
as to which the date is  December 6, 2007

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

ASSETS	September 30,
	2007	2006
Current Assets:
Cash	$634,657	$1,068,954
Accounts receivable, net of allowance for doubtful accounts of $ 5,163	833,033	249,761
Inventories	911,244	952,116
Other current assets	76,678	-
Total current assets	2,455,612	2,270,831

Property and Equipment:
Office furniture and equipment	275,115	230,604
Equipment for lease	-	23,500
Leasehold improvements	31,101	29,003
	306,216	283,107
Less: accumulated depreciation and amortization	200,712	202,781
Property and equipment, net	105,504	80,326

Other Assets:
Goodwill	285,010	285,010
Intangible assets, net	22,083	120,083
Other	16,486	20,770
Total other assets	323,579	425,863
Total Assets	$2,884,695	$2,777,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$741,681	383,458
Customer deposits	271,375	-
Accrued expenses	84,537	59,402
Accrued compensation	204,903	174,669
Total current liabilities	1,302,496	617,529

Commitments and Contingencies	-	-

Stockholders’ Equity:
Preferred stock, $.01 par value
Authorized - 1,000,000 shares
Issued and outstanding - Series A, none; Series C, none
Series B, convertible 27,000 shares at September 30, 2006	-	2,700,000
Series D, stated value $12.40, convertible, 194,933 shares	2,417,200	3,000,000
Series E, stated value $250, convertible, 10,000 shares	2,500,000	-
Common stock, $.01 par value
Authorized - 50,000,000 shares, issued 3,850,787 shares and
outstanding 3,849,662 shares	38,508	33,228
Additional paid-in capital	77,451,648	74,001,747
Accumulated deficit	(80,822,907)	(77,573,234)
Treasury stock (1,125 common shares, at cost)	(2,250)	(2,250)
Total stockholders’ equity	1,582,199	2,159,491
Total Liabilities and Stockholders' Equity	$2,884,695	$2,777,020

The accompanying notes are an integral part of these consolidated financial statements.

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	September 30, 2007	September 30, 2006

Revenues:
Product sales	$2,540,439	$1,069,902
Consulting and royalty fees	123,965	165,567
Total revenues	2,664,404	1,235,469

Operating Expenses:
Cost of product sales	1,859,911	802,532
Research and development	263,992	342,587
Selling, general and administrative, includes stock-based
compensation of $ 278,381 and $52,642 for the years ended
September 30, 2007 and September 30, 2006, respectively	4,272,118	3,064,084
Goodwill impairment	-	452,000
Total operating expenses	6,396,021	4,661,203

Operating loss	(3,731,617)	(3,425,734)

Proceeds from settlement of royalty agreement	500,000	-
Interest (expense) income, net	(18,056)	29,693
	-
Net loss	(3,249,673)	(3,396,041)

Deemed Dividend - Series D Convertible Preferred Stock	-	(1,317,061)
Deemed Dividend - Series E Convertible Preferred Stock	(2,346,938)	-

Net loss attributable to common stockholders	$(5,596,611)	$(4,713,102)

Net loss per basic and diluted common share	$(1.51)	$(1.42)

Weighted average number of common shares outstanding, basic and diluted	3,716,252	3,321,673

The accompanying notes are an integral part of these consolidated financial statements.

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Series B Convertible		Series D Convertible		Series E Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock				Treasury Stock
									Additional				Total
	Number		Number		Number		Number		Paid-in	Accumulated	Number		Stockholders'
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	of Shares	Amount	Equity

Balance, September 30, 2005	27,000	$2,700,000	-	$-	-	$-	3,322,798	$33,228	$74,241,755	$(74,177,193)	1,125	$(2,250)	$2,795,540

Issuance of Series D Convertible Preferred Stock, net			241,933	3,000,000.00					(292,650)				2,707,350

Grant of stock options to consultants for Services									52,642				52,642

Net loss										(3,396,041)			(3,396,041)

Balance, September 30, 2006	27,000	$2,700,000	241,933	$3,000,000	-	$-	3,322,798	$33,228	$74,001,747	$(77,573,234)	1,125	$(2,250)	$2,159,491

Conversion of Series D Preferred Stock to Common Shares			(47,000)	$(582,800)			470,000	4,700	578,100				-

Issuance of Series E Preferred Stock, net					10,000	2,500,000			(106,000)				2,394,000

Conversion of Series B Preferred Stock to Common Shares	(27,000)	$(2,700,000)					57,989	580	2,699,420				0

Adoption of SFAS 123 (R)									44,262				44,262

Stock-based Compensation pursuant to SFAS 123(R)									234,119				234,119

Net loss										(3,249,673)			(3,249,673)

Balance, September 30, 2007	-	$-	194,933	$2,417,200	10,000	$2,500,000	3,850,787	$38,508	$77,451,648	$(80,822,907)	1,125	$(2,250)	$1,582,199

The accompanying notes are an integral part of these consolidated financial statements.

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2007	2006
Cash Flows from Operating Activities:

Net loss	$(3,249,673)	$(3,396,041)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	119,431	177,671
Goodwill impairment	-	452,000
Stock-based compensation	278,381	52,642
Changes in operating assets and liabilities:
Accounts receivable, net	(583,272)	(122,509)
Inventories	40,872	(283,500)
Other assets	(76,678)	29,758
Customer deposits	271,375	-
Accounts payable	358,223	174,306
Accrued expenses	55,369	65,626
Net cash used in operating activities	(2,785,972)	(2,850,047)

Cash Flows from Investing Activities:

Acquisition of property and equipment	(46,609)	(42,147)
Decrease/(Increase) in security deposit	4,284	(3,360)
Net cash used in investing activities	(42,325)	(45,507)

Cash Flows from Financing Activities:

Proceeds from short term loan	100,000	-
Repayment of short term loan	(100,000)	-
Net proceeds from issuance of Series E Preferred Stock	2,394,000	-
Net proceeds from issuance of Series D Preferred Stock	-	2,707,350
Net cash provided by financing activities	2,394,000	2,707,350

Net decrease in cash	(434,297)	(188,204)

Cash and cash equivalents, beginning of year	1,068,954	1,257,158

Cash and cash equivalents, end of year	$634,657	$1,068,954

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$806	$-
Cash paid for taxes	$5,338	$3,110

Non Cash-Flow Items:
		$-
Conversion of 47,000 shares of Series D Preferred Stock to common shares	$582,800	$-
Conversion of Series B Preferred Stock to common shares	$2,700,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

Index

CAPRIUS, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements

(NOTE A) - Business and Basis of Presentation

Caprius, Inc. (“Caprius”, the “Company”, “we”, “us” and “our”) is engaged in the infectious medical waste disposal business, through our subsidiary M.C.M. Environmental Technologies, Inc. (“MCM”) which developed, markets and sells the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste.  The SteriMed Systems are sold and leased in both the domestic and international markets.

The Company has business operations located in Israel.  Although the region is considered to be economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Management Plans

The Company has incurred substantial recurring losses.  In addition, the Company is a defendant in an action seeking damages in excess of $400,000.  Although management believes the Company has a meritorious defense against such a lawsuit, an unfavorable outcome of such action could have a materially adverse impact on our business.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has available cash of approximately $635,000 at September 30, 2007.  The Company raised net proceeds of $4.4 million in a placement of Series F Convertible Preferred Stock in December 2007. These funds will be utilized to support our marketing efforts, obtain additional regulatory approvals both domestically and overseas as well as to provide for our increased manufacturing. The net proceeds from this placement should fulfill our capital needs for the upcoming fiscal year, based upon our present business plan.

(NOTE B) - Summary of Significant Accounting Policies

[1] Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

[2] Revenue Recognition

Revenues from the MCM medical waste business are recognized at the time when the SteriMed units are shipped to the customer. We recognize revenues from the sale of our products as our units are shipped to customers whether they are being financed by a third party or paid directly.  The Company is not the direct lessor of the products.  Our customers may utilize third party leasing companies if they are inclined to lease rather than direct purchase.  Revenues for consulting and royalty fees are recognized as earned.  We recognize revenue for extended warranty contracts over the period that the extended warranty covers.  The length of these extended warranty contracts are anywhere from one to four years.  Warranty revenue for the years ended September 30, 2007 and 2006 is deemed to be immaterial.

[3]  Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  As of September 30, 2007 and 2006, the Company has no instruments that would classify as a cash equivalent.

 [4] Accounts Receivable and Allowance for Doubtful Accounts:

The Company recognizes an allowance for doubtful accounts to ensure that accounts receivable are not overstated due to uncollectibility.   Allowances for doubtful accounts are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position.  If the circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

Index

 [5] Product Warranties

The estimated future warranty obligations related to the product sales are provided by charges to operations in the period in which the related revenue is recognized. The basic warranty covers parts and labor for one year, thereafter extended warranties are available. These charges were immaterial in each of the years ended September 30, 2007 and 2006.  We allow a 1% warranty reserve on the cost of the units.  Deferred revenue for any extended warranties is recorded in the period that the warranty covers.  We have not received any revenue for extended warranties.

[6] Shipping and Handling Costs

The Company includes shipping and handling costs in the statement of operations as part of cost of product sales. These costs were immaterial for the years ended September 30, 2007 and 2006.

[7]  Inventories

Inventories are accounted for at the lower of cost or market using the first-in, first-out (“FIFO”) method. The Company's policy is to reserve or write-off surplus or obsolete inventory. Inventory is comprised of materials, labor and manufacturing overhead costs.

[8]  Property and Equipment

Office furniture and equipment, and leasehold improvements are recorded at cost.  Depreciation and amortization are computed by the straight-line method over the estimated lives of the applicable assets, or term of the lease, if applicable.   Expenditures for maintenance and repairs that do not improve or extend the life of the expected assets are expensed to operations, while expenditures for major upgrades to existing items are capitalized.

Asset Classification	Useful Lives

Office furniture and equipment	3-5 years
Leasehold improvements	Term of Lease
Equipment for Lease	5 years

[9] Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company and its subsidiaries review the carrying values of their long-lived assets (other than goodwill) for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.  Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs to sell.

[10] Goodwill and Other Intangibles

 Goodwill results from the excess of cost over the fair value of net assets acquired related to the MCM business.  SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized.  Goodwill shall be assigned to a reporting unit and annually tested for impairment.  Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant.  The Company assesses whether an impairment loss should be recognized and measured by comparing the fair value of the “reporting unit” to the carrying value, including goodwill.  If the carrying value exceeds fair value, then the Company will compare the implied fair value of the goodwill (as defined in SFAS No. 142) to the carrying amount of the goodwill.  If the carrying amount of the goodwill exceeds the implied fair value, then the goodwill will be adjusted to the implied fair value.

Index

[11]  Net Loss Per Share

Net loss per share is computed in accordance with Statement of Financial Standards No. 128, “Earning Per Share” (“SFAS No. 128”).  SFAS No. 128 requires the presentation of both basic and diluted earnings per share.

Basic net loss per common share was computed using the weighted average common shares outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur through the effect of common shares issuable upon the exercise of stock options, warrants and convertible securities.  For the year ended September 30, 2007, potential common shares amount to 17,775,741 shares, as compared to 4,804,015 for the year ended September 30, 2006 and as such, have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

[12] Income Taxes

 The Company provides for federal and state income taxes currently payable, as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes versus tax purposes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled.  The effect of a change in tax rates is recognized as income or expense in the period of the change.  A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

 [13] Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

[14] Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short-term nature of those instruments.

[15] Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

 [16] Foreign Currency

The Company follows the provisions of SFAS No. 52, “Foreign Currency Translation.”  The functional currency of the Company’s foreign subsidiary is the U.S. dollar.  All foreign currency asset and liability amounts are re-measured into U.S. dollars at end-of-period exchange rates, except for certain assets, which are measured at historical rates.  Foreign currency income and expense are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates.  Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in operations in the period in which they occur.  Exchange gains and losses included in the accompanying consolidated statements of operations are immaterial for the years ended September 30, 2007 and 2006.

Index

[17] Research and Development Costs

All research and development costs are charged to operations as incurred.  Research and development expenditures were approximately $264,000 and $343,000 for the fiscal years ended September 30, 2007 and 2006, respectively.

[18]  Recent  Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006.  The adoption of SFAS 155 did not  have a material effect on the Company’s consolidated results of operations and financial condition.

            In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 156 did not have a material effect on the Company’s consolidated results of operations and financial condition.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption.  The adoption of FIN 48 did not have a material effect on the Company’s consolidated results of operations and  financial condition.

In September 2006, the FASB issued Statement of Financial Accounting Standard 157, “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is in the process of evaluating the impact of the adoption of SFAS No. 157 will have on the Company’s consolidated results of operations and  financial condition and is currently not in a position to determine such effect.

 In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2008. Adoption of SAB 108 is not expected to have a material impact on the Company's consolidated results of operations and  financial position.

In December 2006, FASB issued FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements,” which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” Adoption of EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The adoption of EITF 00-19-02 did not have a material effect on the Company’s consolidated results of operations and financial condition.

Index

On February 15, 2007, FASB issued SFAS No. 159, entitled “The Fair Value Option for Financial Assets and Financial Liabilities.”  The guidance in SFAS No. 159 “allows” reporting entities to “choose” to measure many financial instruments and certain other items at fair value.  The objective underlying the development of this literature is to improve financial reporting by providing reporting entities with the opportunity to reduce volatility in reported earnings that results from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133, as amended, entitled “Accounting for Derivative Instruments and Hedging Activities”.  The provisions of SFAS No. 159 are applicable to all reporting entities and is effective as of the beginning of the first fiscal year that begins subsequent to November 15, 2007. We do not believe this new accounting standard will have a material impact on the Company’s financial condition or results of operations.

[19] Stock-Based Compensation

On October 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).  SFAS No. 123R supersedes APB No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows.”  SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values.  As a result, the intrinsic value method of accounting for stock options with pro forma footnote disclosure, as allowed for under SFAS No. 123, is no longer permitted.

The Company adopted SFAS No. 123R using the modified prospective method, which requires the Company to record compensation expense for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.  Accordingly, prior period amounts have not been restated to reflect the adoption of SFAS No. 123R.  After assessing alternative valuation models and amortization assumptions, the Company chose to continue using the Black-Scholes valuation model and recognition of compensation expense over the requisite service period of the grant.

The Company recorded total stock-based compensation of $278,381 and $52,642 for the fiscal year ended September 30, 2007 and 2006, respectively for options granted and vested. The $278,381 and $52,642 have  been included in selling, general and administrative expense.  As of September 30, 2007 the fair value of the unvested stock options amounted to $731,885 which is expected to be recognized over a weighted average period of approximately 2.71 years.

Transactions under the various stock option plans during the fiscal years ended September 30, 2007 and 2006 are summarized as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at October 1, 2005	139,275	$3.32
Granted	588,000	$1.92
Forfeited / Expired	(59,725)	$3.45
Outstanding at September 30, 2006	667,550	$2.08
Granted	1,180,000	$0.61
Forfeited / Expired	-	-

Outstanding at September 30, 2007	1,847,550	$0.86

Prior to October 1, 2006, the Company's stock-based employee compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, as permitted by Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123").

For the fiscal year ended September 30, 2006, as was permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25." Under the intrinsic value method, no stock-based compensation expenses had been recognized as the exercise price of the grants equaled the fair market value of the underlying stock at the date of grant. The following table illustrates the effect on net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the fiscal year ended September 30, 2006:

Index

Fiscal year ended September 30, 2006
Net loss attributable to common stockholders as reported	$(4,713,102)
Deduct: Stock-based employee compensation determined under fair value method for all awards, net of related tax effects	(91,668)
Pro forma net loss attributable to common stockholders	$(4,804,770)
Net Loss per share:
Basic and diluted loss attributable to common stockholders - as reported	$(1.42)
Basic and diluted loss attributable to common stockholders - pro forma	$(1.45)

 [20]  Concentration of Credit Risk and Significant Customers

Statement of Financial Accounting Standards No. 105, “Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk,” requires disclosure of any significant off-balance-sheet and credit risk concentrations.  Although collateral is not required, the Company periodically reviews its accounts receivable and provides estimated reserves for potential credit losses.

Financial instruments which potentially expose the Company to concentration of credit risk are mainly comprised of trade accounts receivable.  Management believes its credit policies are prudent and reflect normal industry terms and business risk.  The Company does not anticipate non-performance by the counter parties and, accordingly, does not require collateral.  The Company maintains reserves for potential credit losses and historically such losses, in the aggregate, have not exceeded management’s expectations.  The Company purchases a substantial amount of its inventory products from one principal supplier.  If in the future the supplier were to cease to supply these inventory products, management believes there are alternative vendors available to meet its needs. For the year ended September 30, 2007, two customers accounted for 1,285,714 of the consolidated total revenue, which represented approximately 33% and 15% respectively of the total revenue. The customer with sales of 15% of the total revenue  for the year ended September 30, 2007 has an outstanding accounts receivable balance as of September 30, 2007 of approximately $322,000 or 39%.  For the year ended September 30, 2006, three customers accounted for $299,000, $233,000 and $165,000 of the consolidated total revenue, which represented approximately 56% of the total revenue.  The customer with sales of $165,000 for the year ended September 30, 2006 had an outstanding receivable balance as of September 30, 2006 of approximately $46,000 or 18%.

The Company maintains cash deposits with financial institutions, which from time to time may exceed Federally insured limits.  The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.  The Company has cash balances on deposit with a financial institution in excess of the Federally insured limits by a total of approximately $158,000 and $739,000 as of September 30, 2007 and 2006, respectively.

[21] Goodwill

At September 30, 2007 and 2006 as defined under SFAS No, 142, the Company has assessed the carrying value of goodwill.  Management estimates the fair value of the Company by multiplying the shares outstanding by the market price of the common stock on the last day of our fiscal year.  From this analysis, management determined that the fair value of the Company exceeded the carrying value by approximately $1.2 million, for Fiscal 2007 and therefore no impairment charge was taken.  Management used the same method to assess goodwill in Fiscal 2006 and recognized an impairment charge of $452,000.

Index

[22] Intangible Assets

Intangible assets consist of technology, customer relationships and permits, and are amortized on a straight-line basis over their estimated useful lives of three to five years. The carrying value of intangible assets will be reviewed annually by the Company to ensure that impairments are recognized when the future operating cash flows expected to be derived from such intangible assets are less than carrying value.  Total amortization expense related to the other intangible assets was approximately $98,000 for the year ended September 30, 2007 and $144,000 for the year ended September 30, 2006.  Intangible assets are summarized as follows:

		Accumulated	Sept 30,2006	Amortization	Sept 30,2007
Asset Type	Cost	Amortization	Net Book Value	Fiscal 2007	Net Book Value
Technology	$550,000	$550,000	$ -	$0	$ -
Permits	290,000	219,917	70,083	58,000	12,083
Customer Relationships	200,000	150,000	50,000	40,000	10,000
	$1,040,000	$919,917	$120,083	$98,000	$22,083

Expected amortization over the next year is as follows:

Fiscal Period	Amortization

2008	22,083
$22,083

(NOTE C) -Inventories

Inventories consist of the following, as of September 30, 2007 and 2006 respectively:

	2007	2006
Raw materials	$858,244	$719,116
Finished goods	53,000	233,000
	$911,244	$952,116

(NOTE D) – Promissory Note

On January 30, 2007, the Company borrowed the principal amount of $100,000, from Special Situations Private Equity Fund L.P., which is a principal stockholder, through the issuance of a 10% promissory note.  This note and all accrued and unpaid interest, matured and became payable on April 30, 2007.  These funds were borrowed for general working capital, until additional funding was secured.  As outlined below, the Company secured additional funding on March 1, 2007 through the issuance of Series E Preferred Stock.  At that time the Company repaid the promissory note inclusive of interest for the total amount of approximately $101,000.

(NOTE E) - Equity Financing

Series D Preferred Stock -

On February 17, 2006, the Company closed on a $3.0 million preferred stock equity financing transaction before financing fees and expenses of approximately $293,000. As part of this financing transaction, the Company issued 241,933 shares of Series D Convertible Preferred Stock, convertible into 2,419,330 shares of common stock, par value $0.01 per share.  The Company also issued Series A Warrants to purchase an aggregate of 223,881 shares of common stock at an exercise price of $1.50 per share for a period of five years.  The fair value of such Series A Warrants was approximately $182,000 utilizing the Black-Scholes Valuation Model.  In addition, the Company issued Series B Warrants to purchase an aggregate of 447,764 shares of common stock at an exercise price of $2.00 per share for a period of five years.  The fair value of the Series B Warrants was approximately $332,000 utilizing

Index

the Black-Scholes Valuation Method.  The Company has determined that the preferred stock was issued with an effective beneficial conversion feature of approximately $1,300,000 based upon the relative fair values of the preferred stock and warrants using the Black Scholes valuation model. As such, this beneficial conversion feature is recorded as a deemed Preferred Stock dividend.  Pursuant to the Company’s obligation to register the Series D Convertible Preferred Stock, the Company filed a Registration Statement which was declared effective on April 6, 2006.  The Company has also issued warrants to purchase an aggregate of 119,403 shares of common stock at an exercise price of $1.68 per share for a period of five years as part of the placement fee, to a placement agent and warrants to purchase an aggregate of 59,702 shares of common stock at an exercise price of $2.00 per share for a period of five years as part of the placement fee, to another selected dealer and its designees for this placement. The fair value of the 119,403 and 59,702 warrants amounted to $97,000 and $44,000 respectively utilizing the Black-Scholes Valuation Method with the following assumptions: common stock based on a closing market price of $1.60 per share, exercise price of $1.68 and $2.00 per share respectively, zero dividends, volatility of 83.68%, risk free interest rate of 4.52% and expected life of 2.5 years.

Series E Preferred Stock -

On March 1, 2007, the Company closed on a $2.5 million preferred stock equity financing before financing related fees and expenses of approximately $106,000.  As part of this financing transaction, the Company issued 10,000 shares of Series E convertible preferred stock at $250 a share.  Each share of the Series E preferred stock is convertible into 625 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 6,250,000 shares of common stock.  Pursuant to the Preferred Stock Agreement, the Company also entered into a Registration Rights agreement whereas it is obligated to file a Registration Statement with the SEC registering the underlying securities of common stock.  The Company also issued warrants to purchase an aggregate of 3,125,000 shares of common stock at an exercise price of $0.50 per share for a period of five years.  The fair value of such warrants granted amounted to approximately $1,145,000 utilizing the Black-Scholes Valuation Model.  The Company has determined that the preferred stock was issued with an effective beneficial conversion feature of approximately $2,347,000 based upon the relative fair values of the preferred stock and warrants using the Black Scholes valuation model.  As such, this beneficial conversion feature is recorded as a deemed preferred stock dividend.  The Company has also issued warrants to purchase an aggregate of 70,000 shares of common stock at an exercise price of $0.60 per share for a period of five years as part of the placement fee, to a placement agent and its designees, and warrants to purchase an aggregate of 112,500 shares of common stock at an exercise price of $0.60 per share for a period of five years as part of the placement fee to a financial advisor. Using the Black Scholes valuation model the Company has determined that the fair value of these warrants is $0.33 per share which equates to a fair value of approximately $61,000. The following assumptions were used in the calculation of the model: common stock based on a closing market price of $0.60 per share, exercise price of $0.60 per share, zero dividends, volatility of 78.25%, risk free interest rate of 4.5% and expected life of 3.25 years.  The fair valuation of these warrants has been accounted for in the Company’s additional paid-in-capital and has no impact on its statement of operations.

Both the Series D preferred stock and the Series E preferred stock placements contain re-pricing adjustment clauses, whereby if the Company, at any time while the Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to re-price its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (“Dilutive Issuance”), such issuance shall be deemed to have occurred for less than the Conversion Price of the previously issued and outstanding Preferred Stock.

Index

 Pursuant to the 2006 preferred stock placement, on February 17, 2006, the Company issued 241,933 shares of Series D preferred stock yielding net proceeds of $2,707,350 (net of $292,650 of financing costs), whereby each share was initially convertible into ten shares of common stock, subject to customary anti-dilution provisions.  By reason of these anti-dilution provisions, after the Series E preferred stock placement, each non-converted shares of Series D preferred stock is convertible into 17.29 shares of common stock or an aggregate of 3,370,286 shares of common stock. Accordingly, upon the conversion of the remaining shares of Series D preferred stock, the Company will issue an additional 1,420,956 shares of common stock. By reason of these anti-dilution provisions, after the Series F preferred stock placement of December 6, 2007 each non-converted share of Series D preferred stock of which there are 194,933, is convertible into 19.42 shares of common stock or an aggregate of 3,785,699 shares of common stock. Accordingly, upon the conversion of the remaining 194,933 shares of Series D preferred stock, the Company will issue an additional 1,836,369 shares of common stock.

Pursuant to the anti-dilution provisions of the 2005 Series C Preferred Stock placement, on June 1, 2007, the Company issued an additional 1,102,559 Series A warrants and 251,200 Series B warrants.  The original exercise price at the time of the placement for the Series A warrants was $5.80 and for the Series B warrants was $2.90.  In accordance with these provisions, the exercise price of both the newly issued and originally issued warrants was modified on June 1, 2007 to $1.66 and $1.11 for the Series A and Series B respectively.  The adjustment of the conversion price was determined as per the following calculation: Adjusted conversion Price is equal to (A x B)+D divided by A+C, where “A” equals the number of shares of Common Stock outstanding, including additional shares of common stock deemed to be issued hereunder; “B” equals the Warrant Price in effect immediately preceding such issuance, “C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the issuance and “D equals the aggregate consideration, if any received or deemed to be received by the Company. Upon any adjustment to the Warrant Price pursuant to the above, the number of warrant shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the warrant price in effect immediately thereafter.

In accordance with certain milestone provisions of the 2006 Series D Preferred Stock placement, on January 1, 2007 the Company adjusted the exercise price of the warrants associated with this placement from a range of $1.50 to $2.00 to a range of $0.90 to $1.40.  There was no accounting effect of this transaction to the financial statements.

The warrants associated with the Series E Preferred Stock Placement contain the same anti-dilution provision of those associated with the Series C Preferred Stock Placement as indicated above.  To date there have been no adjustments to the Series E placement warrants.

(NOTE F) - Employee Benefits

           The Company sponsors a Qualified Retirement Plan under section 401(k) of the Internal Revenue Code.  Caprius employees become eligible for participation after completing 3 months of service and attaining the age of twenty-one.  For the years ended September 30, 2007 and 2006, the Company has not made any matching contributions to the plan.

(NOTE G) - Income Taxes

The Company had a deferred tax asset at September 30, 2007 and 2006, totaling approximately $13,962,000 and $14,950,000 respectively, due primarily to net operating loss carryovers in the United States.  A valuation allowance was recorded in 2007 and 2006 for the full amount of this asset due to uncertainty as to the realization of the benefit.

The Company does not file its tax return on a consolidated basis as United States tax rules prohibit the consolidation of its foreign subsidiary.  The Company’s Israeli subsidiary has net operating loss carryforwards for tax purposes in the amount of approximately $ 9,000,000, and $7,800,000 for the years ended September 30, 2007 and 2006 respectively.  The Company recorded a full valuation allowance for these foreign carryforward losses.

At September 30, 2007, the Company had available net operating loss carryforwards for United States tax purposes, expiring through 2026 of approximately $41.1 million.  The Internal Revenue Code contains provisions which will limit the net operating loss carry forward available for further use if significant changes in ownership

Index

interest of the Company occurs. Due to the significance of the Company’s historical losses it has not undertaken an evaluation to determine whether the Company has triggered any limitations on the use of the net operating loss carryforwards.

As a result of the Company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded at September 30, 2007 and 2006.  The provision for income taxes using the statutory Federal tax rate as compared to the Company’s effective tax rate is summarized as follows:

	September 30,
	2007	2006
Tax benefit at Federal statutory rate	(34.0%)	(34.0%)
Adjustments for change in valuation allowance	34.0%	34.0%
	-	-

(NOTE H) - Commitments and Contingencies

[1]  Operating leases

The Company leases facilities under non-cancelable operating leases expiring at various dates through fiscal 2011.  Facility leases require the Company to pay certain insurance, maintenance and real estate taxes.  Lease expense for all facility leases totaled approximately $143,000 and $122,000 for the years ended September 30, 2007 and 2006, respectively, and was recorded as part of selling, general and administrative expenses within the consolidated statement of operations.

Future minimum rental commitments under operating leases are as follows:

Fiscal Year	Amount
2008	93,983
2009	96,071
2010	98,160
2011	100,248

On June 16, 2006, the Company entered into an agreement for certain services related to investor relations and financial media programs for a one year period, whereby either party may cancel upon 30 days written notice. As consideration, the Company granted options on July 28, 2006 to purchase an aggregate of 30,000 shares of common stock at an exercise price of $1.75 per share for a period of five years. These options were granted with a valuation of $10,500 using the Black-Scholes model and have vested at 50% after six months, and additional 25% after nine months and the remaining 25% after one year.  The Company recorded the stock-based compensation of $10,500 and $ 0 for the years ended September 30, 2007 and 2006, respectively.

[2] Legal proceedings

In May 2006, Andre Sassoon and Andre Sassoon International, Inc. (the “Plaintiffs”), filed a complaint against Caprius Inc., MCM Environmental Technologies, and George Aaron, (collectively, the “Company Defendants”) in the Supreme Court of the State of New York, New York County, claiming that the Defendants had breached an agreement entered into as part of the December 2002 MCM acquisition to pay $400,000 as settlement of a note previously issued by MCM.  The complaint also names all persons who were stockholders of MCM at the time of Caprius’ original investment in MCM in December 2002.  In June 2006, the Plaintiffs filed an amended complaint to include additional counts, alleging certain misrepresentations by the Company Defendants related to the agreement with the Plaintiffs.  The Plaintiffs are seeking damages in excess of $400,000 or the stock interest of the MCM stockholders at the time of Caprius’ acquisition.  Discovery has been undertaken, and the final depositions are scheduled for January 2008.  Based upon our review of the amended complaint, we continue to believe the Plaintiffs’ claims have no merit, and the Company Defendants will vigorously defend this action.  Accordingly, we have not recorded any accrual for this litigation as of September 30, 2007 and 2006.

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Our independent directors have authorized us to indemnify Mr. Aaron with respect to the Sassoon litigation, subject to limitations under applicable law and our by-laws.

[3] Manufacturing

The Company has business operations located in Israel.  Although the region is considered to be economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations. We are dependent on third-party suppliers for the components of our SteriMed and SteriMed Junior Systems and also for the Ster-Cid® disinfectant.  At present there are no supply contracts in place and our requirements are fulfilled against purchase orders.  There can be no assurances that we will have adequate supplies of materials.  Although we believe that the required components are readily available and can be provided by other suppliers, delays may be incurred in establishing relationships or in waiting for quality control assurance with other manufacturers for substitute components.

[4] Regulatory

The medical waste management industry is subject to extensive U.S. EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste.  The use of the Ster-Cid® disinfectant in the SteriMed Systems is registered with the U.S. EPA under FIFRA; however, the SteriMed Systems are not subject to U.S. EPA registration.  Our business requires us to comply with these extensive laws and regulations and also to obtain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we sell or lease the SteriMed Systems.

In markets outside the U.S., our ability to market the SteriMed Systems is governed by the regulations of the specific country.  In foreign countries, we primarily market through distributors and we rely on them to obtain the necessary regulatory approvals to permit the SteriMed Systems to be marketed in that country.  We are therefore dependent on the distributors to process these applications where required.  In many of these countries, we have no direct control or involvement in the approval process, and therefore we cannot estimate when our product will be available in that market.

(NOTE I) – Capital Transactions

[1]  Preferred Stock – Class B

On August 18, 1997, the Company entered into various agreements with General Electric Company (“GE”) including an agreement whereby GE purchased 27,000 shares of newly issued Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) for $2,700,000.

The Series B Preferred Stock consists of 27,000 shares, ranks senior to any other shares of preferred stock which may be created and the Common Stock.  It has a liquidation value of $100.00 per share, plus accrued and unpaid dividends, is non-voting except if the Company proposes an amendment to its Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock, and is convertible into 57,989 shares of Common Stock, subject to customary anti-dilution provisions.  No fixed dividends are payable on the Series B Preferred Stock, except that if a dividend is paid on the Common Stock, dividends are paid on the shares of Series B Preferred Stock as if they were converted into shares of Common Stock.

On August 18, 2007 as per the agreement entered into with “GE” when they purchased the Series B Convertible Redeemable Preferred Stock, these shares of Series B Preferred Stock were automatically converted into 57,989 shares of common stock.

[2]  Warrants

On March 1, 2007, the Company closed on a 2.5 million preferred stock equity financing transaction before financing fees and expenses of approximately $106,000.  In association with this financing the Company issued warrants to purchase an aggregate of 3,125,000 shares of common stock at an exercise price of $0.50 per share for a period of five years.  The fair value of such warrants granted amounted to approximately $1,145,000 utilizing the

Index

Black-Scholes Valuation Model.  The Company has also issued warrants to purchase an aggregate of 70,000 shares of common stock at an exercise price of $0.60 per share for a period of five years as part of the placement fee, to a placement agent and its designees, and warrants to purchase an aggregate of 112,500 shares of common stock at an exercise price of $0.60 per share for a period of five years as part of the placement fee to a financial advisor.  The aggregate value of such warrants amounted to approximately $61,000 utilizing the Black-Scholes Valuation Model.  All warrants associated with this transaction are for a period of five years, and expire in February 2012.

Pursuant to the anti-dilution provisions of the 2005 Series C Preferred Stock placement, the Company has issued on June 1, 2007 an additional 1,102,559 Series A warrants and 251,200 Series B warrants.  The original exercise price at the time of the placement for the Series A warrants was $5.80 and for the Series B warrants was $2.90.  In accordance with these provisions, the exercise price of both the newly issued and originally issued warrants was modified on June 1, 2007 to $1.66 and $1.11 for the Series A and Series B respectively.  Also, in accordance with certain milestone provisions of the 2006 Series D Preferred Stock placement, on January 1, 2007 the Company adjusted the exercise price of the warrants associated with this placement from a range of $1.50 to $2.00 to a range of $0.90 to $1.40.  There was no accounting effect of this transaction to the financial statements.

On February 17, 2006, the Company closed on a $3.0 million preferred stock equity financing transaction before financing fees and expenses of approximately $293,000.  In association with this financing the Company issued Series A Warrants to purchase and aggregate of 223,881 shares of common stock at an exercise price of $1.50 for a period of five years.  In addition, the Company issued Series B Warrants to purchase an aggregate of 447,764 shares of common stock at an exercise price of $2.00 per share for a period of five years. The Company has also issued warrants to purchase an aggregate of 119,403 shares of common stock at and exercise price of $1.68 per share and an aggregate of 59,702 shares of common stock at an exercise price of $2.00 per share as part of the placement fee for the transaction.  All warrants associated with this transaction are for a period of five years, and expire in February 2011.

Warrants issued are as follows:

	Number of Shares	Warrant Price Per Share	Weighted Average Exercise Price Per Share

Balance October 1, 2005	823,396	$1.60 - $5.60	$4.95
Granted in 2006	850,750	$1.50 - $2.00	$1.82
Forfeited/Expired in 2006	(15,000)	$1.60	$1.60
Balance, September 30, 2006	1,659,146	$1.50 - $5.60	$3.38
Granted in 2007	4,661,259	$0.50 - $1.66	$0.81
Forfeited/Expired in 2007	(12,500)	$1.80	$1.80
Balance, September 30, 2007	6,307,905	$0.50 - $5.60	$1.07

[3]   Stock options

In May 2002, our Board of Directors adopted the 2002 Stock Option Plan (“2002 Plan”) which was ratified at our stockholder meeting of June 26, 2002. At September 30, 2006, 700,000 shares of common stock were reserved for issuance under the 2002 Plan, of which options for an aggregate of 506,050 shares were granted and outstanding, and 193,950 shares were available for future grants.  Between October 1, 2006 and February 23, 2007, options were granted under the 2002 Plan for an aggregate of 1,180,000 shares, of which 1,036,050 shares were

Index

granted subject to stockholder approval of an increase in the number of shares of common stock underlying the 2002 Plan.  On December 1, 2006, the Board of Directors voted to amend the 2002 Plan by increasing to 1,500,000 the total number of shares of common stock reserved for issuance there under, subject to stockholder approval, and on February 23, 2007, the Board raised the number of shares to 2,500,000, subject to stockholder approval.  Stockholder approval was obtained as of February 26, 2007 by the written consent of the holders of more than a majority of outstanding voting shares, and notice thereof was given to the other stockholders. Under the 2002 Plan, options may be awarded to employees, directors and consultants.  These options may be qualified or not qualified pursuant to the regulations of the Internal Revenue Code.

           On February 26, 2007, those options that were granted subject to stockholder approval were issued by the Company.  These options which were granted to officers, directors and employees are at an exercise price ranging from $0.52 to $0.80 per share. Options granted are for a 10 year term, vesting after six months as to one-eighth of the options granted, and the balance vesting in equal monthly installments over the next forty-two months.  The vesting schedule of these options begins, on the date approved by the Company’s Board of Directors. Using the Black Scholes Option pricing model the Company has determined that the fair value of these options range from $0.32 to $0.38 per share which equates to a fair value of approximately $371,000.

On March 5, 2007, the Company re-priced options for the purchase of an aggregate of 458,000 shares which were originally granted on January 4, 2006.  The options were originally issued at an exercise price of $2.20 per share and were repriced at $1.10 per share, representing 110% of the then market price of the common stock.  Using the Black Scholes Option pricing model, the Company has determined that the additional fair value of these options due to the re-pricing is approximately $53,700.  The Company has taken an immediate charge of $15,652 for those options which have previously vested and the balance will be expensed over the remaining vesting period of these options.

Effective October 1, 2006, the Company adopted the provision of FAS No. 123R “Share-Based Payment” using the modified prospective method and the Black-Scholes option pricing model and records stock-based compensation expense as part of the statement of operations. As of September 30, 2007, there were 1,686,050 options outstanding under the 2002 plan, exercisable at prices from $0.52 to $4.00 per share

During 1993, the Company adopted an employee stock option plan and a stock option plan for non-employee directors.  The employee stock option plan provides for the granting of options to purchase not more than 50,000 shares of common stock.  The options issued under the plan may be incentive or nonqualified options.  The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee.  The Directors’ stock option plan provides for the granting of options to purchase not more than 10,000 shares of common stock.  In accordance with the Plan, the exercise price for shares granted under the Directors’ plan cannot be less than the fair market value of the stock on the date of the grant.

Stock option transactions under the 2002 plan are as follows:

	Number of Shares	Option Price Per Share	Weighted Average Exercise Price Per Share

Balance October 1, 2005	51,800	$3.00 - $4.00	$3.07
Granted in 2006	458,000	$1.10	$1.10
Forfeited/Expired in 2006	(3,750)	$3.00	$3.00
Balance, September 30, 2006	506,050	$2.20 - $4.00	$2.28
Granted in 2007	1,180,000	$0.52 - $0.80	$0.61
Balance, September 30, 2007	1,686,050	$0.52 - $4.00	$0.81

Index

Stock option transactions not covered under the years 2002 and 1993 option plans in the fiscal year 2006 and 2007 are as follows:

	Number of Shares	Option Price Per Share	Weighted Average Exercise Price Per Share

Balance, October 1, 2005	52,500	$2.00 - $3.00	$2.95
Granted in 2006	130,000	$0.70 - $1.75	$0.94
Forfeited/Expired in 2006	(52,500)	$2.00 - $3.00	$2.95
Balance, September 30, 2006 and September 30, 2007	130,000	$0.70 - $1.75	$0.94

Stock option transactions under the 1993 plan:

	Number of Shares	Option Price Per Share	Weighted Average Exercise Price Per Share

Balance, October 1, 2005	34,975	$3.00 - $100.00	$4.27
Forfeited/Expired in 2006	(3,475)	$3.00 - $100.00	$11.48
Balance, September 30, 2006 and September 30, 2007	31,500	$3.00 - $5.00	$3.48

The following  table summarizes information about stock options outstanding at September 30, 2007:

	Outstanding Options
		Weighted-
	Number	Average	Weighted-
Range of	Outstanding at	Remaining	Average
Exercise	September 30,	Contractual	Exercise	Intrinsic
Prices	2007	Life (years)	Price	Value

$0.52 - $0.80	1,280,000	8.51	$0.61	64,000
1.10	458,000	8.33	1.10	0
1.75	30,000	3.83	1.75	0
3.00 - 5.00	79,550	4.03	3.24	0

$0.52 - $5.00	1,847,550	8.20	$0.86	64,000

Index

	Exercisable Options
		Weighted-
	Number	Average	Weighted-
Range of	Outstanding at	Remaining	Average
Exercise	September 30,	Contractual	Exercise	Intrinsic
Prices	2007	Life (years)	Price	Value

$0.52 - $0.80	347,461	6.97	$0.63	10,424
1.10	190,803	8.33	1.10	0
1.75	30,000	3.83	1.75	0
3.00 - 5.00	79,550	4.03	3.24	0

$0.52 - $5.00	647,814	6.87	$1.14	10,424
The intrinsic value is calculated as the difference between the market value of the Company’s common stock at September 30, 2007, which was $0.66 per share and the exercise price of the options.

Total stock options vested and exercisable at September 30, 2007	Number of Shares	Range of Exercise Price Per Share	Weighted Average Exercise Price Per Share

Plan shares	517,814	$0.52 - $5.00	$1.19
Non-plan shares	130,000	$0.70 - $1.75	$0.94
	647,814	$0.52 - $5.00	$1.14

(NOTE J) -  Royalty Agreement

On June 19, 2007, the Company entered into an amendment to Royalty Agreement (the “Amendment”) with Seradyn, Inc. (“Seradyn) with regard to the Royalty Agreement dated October 9, 2002, among them.  The Amendment provides for a lump sum payment of $500,000 by Seradyn to the Company, plus payment of any royalties due for the period from April 1, 2007 to May 15, 2007, for termination by the Company of the Royalty Agreement.  The payments were due within ten business days from the entry into the Amendment and were received by the Company on June 28, 2007.

(NOTE K) –Geographic Information

The Company does not have reportable operating Segments as defined in the SFAS No.131 “Disclosures about Segments of an Enterprise and related information” The method for attributing revenues to individual customers is based on the destination to which finished goods are shipped.

The Company operates facilities in the United States of America and Israel. The following is a summary of information by area for the years ended September 30, 2007 and 2006.

For the years ended September 30,	2007	2006
Net Revenues:
Israel	$1,465,190	$490,096
United States	1,199,214	745,373
Total	$2,664,404	$1,235,469

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September 30, 2007
Identifiable Assets:
Israel	$1,369,461
United States	1,515,234
Total	$2,884,695

(NOTE L) –Subsequent Event

On December 6, 2007, the Company closed on a $4.7 million preferred stock equity financing before financing related fees and expenses of approximately $300,000.  As part of this financing transaction, the Company issued 78,334 shares of Series F convertible preferred stock at $60 a share.  Each share of the Series F preferred stock is convertible into 100 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 7,833,400 shares of common stock.  Pursuant to the Preferred Stock Agreement, the Company also entered into a Registration Rights agreement whereas it is obligated to file a Registration Statement with the SEC registering the underlying securities of common stock.  The Company also issued warrants to purchase an aggregate of 3,133,360 shares of common stock at an exercise price of $0.80 per share for a period of five years.  The Company has determined that the preferred stock was issued with an effective beneficial conversion feature of approximately $2,370,000 based upon the relative fair values of the preferred stock and warrants using the Black Scholes valuation model.  As such, this beneficial conversion feature is recorded as a deemed preferred stock dividend.  The Company has also issued warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $0.85 per share for a period of five years as part of the placement fee, to a placement agent and its designees. Using the Black Scholes valuation model the Company has determined that the fair value of these warrants is $0.29 per share which equates to a fair value of approximately $117,500.

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2007
(Unaudited)

ASSETS

Current Assets:
Cash	$3,840,690
Accounts receivable, net	849,672
Inventories	1,349,666
Other current assets	12,000
Total current assets	6,052,028

Property and Equipment:
Office furniture and equipment	285,794
Leasehold improvements	34,374
320,168
Less: accumulated depreciation	208,971
Property and equipment, net	111,197

Other Assets:
Goodwill	285,010
Intangible assets, net	-
Other	16,486
Total other assets	301,496
Total Assets	$6,464,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,059,368
Customer deposits	52,016
Accrued expenses	92,071
Accrued compensation	232,230
Total current liabilities	1,435,685

Long-term Liabilities:
Dividends Payable	83,458

Total Liabilities	1,519,143

Stockholders’ Equity:
Preferred stock, $.01 par value
Authorized - 1,000,000 shares
Issued and outstanding - Series A, none; Series C, none,
Series B, liquidation prefernece $2,700,000, 27,000 shares	-
Series D, stated value $12.40, convertible, 194,933 shares	2,417,200
Series E, stated value $250, convertible, 10,000 shares	2,500,000
Series F, stated value $60, convertible, 78,334 shares	4,700,040
Common stock, $.01 par value
Authorized - 50,000,000 shares, issued 3,850,787 shares and
outstanding 3,849,662 shares	38,508
Additional paid-in capital	77,230,697
Accumulated deficit	(81,938,617)
Treasury stock (1,125 common shares, at cost)	(2,250)
Total stockholders’ equity	4,945,578
Total Liabilities and Stockholders' Equity	$6,464,721

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CAPRIUS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended
	December 31, 2007	December 31, 2006

Revenues:
Product sales	$693,656	$470,293
Consulting and royalty fees	-	38,131
Total revenues	693,656	508,424

Operating Expenses:
Cost of product sales	512,370	308,636
Research and development	69,201	91,083
Selling, general and administrative (including stock-based
compensation of $ 67,988 and $44,262 for the three
months ended December 31, 2007 and 2006)	1,147,591	902,538
Total operating expenses	1,729,162	1,302,257

Operating loss	(1,035,506)	(793,833)

Interest income, net	3,254	6,558

Net loss	(1,032,252)	(787,275)

Dividends - Convertible Preferred Stock	(83,458)	-
Deemed Dividend - Series F Convertible Preferred Stock	(2,370,300)	-

Net loss attributable to common stockholders	$(3,486,010)	$(787,275)

Net loss per basic and diluted common share	$(0.91)	$(0.23)

Weighted average number of common shares outstanding, basic and diluted	3,849,662	3,464,716

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CAPRIUS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

	Series D Convertible		Series E Convertible		Series F Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock				Treasury Stock
									Additional				Total
	Number		Number		Number		Number		Paid-in	Accumulated	Number		Stockholders'
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	of Shares	Amount	Equity

Balance, October 1, 2007	194,933	$2,417,200	10,000	$2,500,000	-	$-	3,850,787	$38,508	$77,451,648	$(80,822,907)	1,125	$(2,250)	$1,582,199

Issuance of Series F Preferred Stock (See Note 4)					78,334	4,700,040			(288,939)				4,411,101

Dividends ($0.67 per Series D convertible preferred stock,										(83,458)			(83,458)
$13.50 per Series E convertible preferred stock and $3.24
per Series F convertible preferred stock)

Stock-based Compensation									67,988				67,988

Net loss										(1,032,252)			(1,032,252)

Balance, December 31, 2007	194,933	$2,417,200	10,000	$2,500,000	78,334	$4,700,040	3,850,787	$38,508	$77,230,697	$(81,938,617)	1,125	$(2,250)	$4,945,578

The accompanying notes are an integral part of these condensed consolidated financial statements.

Index

CAPRIUS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended
	December 31, 2007	December 31, 2006
Cash Flows from Operating Activities:

Net loss	$(1,032,252)	$(787,275)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	30,342	32,388
Stock-based compensation	67,988	44,262
Changes in operating assets and liabilities:
Accounts receivable	(16,639)	11,091
Inventories	(438,422)	(180,016)
Other assets	64,678	-
Accounts payable	317,687	227,489
Advances from customers	(219,359)	-
Accrued expenses and compensation	34,861	26,358
Net cash used in operating activities	(1,191,116)	(625,703)

Cash Flows from Investing Activities:

Acquisition of property and equipment	(13,952)	(14,913)
Net cash used in investing activities	(13,952)	(14,913)

Cash Flows from Financing Activities:

Net proceeds from issuance of Series F Preferred Stock	4,411,101	-

Net cash provided by financing activities	4,411,101	-

Net increase (decrease) in cash and cash equivalents	3,206,033	(640,616)

Cash and cash equivalents, beginning of period	634,657	1,068,954

Cash and cash equivalents, end of period	$3,840,690	$428,338

Supplemental Disclosures of Cash Flow Information:

Cash paid for income taxes	$-	$5,338

Non Cash-Flow Items:

Conversion of 47,000 shares of Series D Preferred Stock to common shares	$-	$582,800

The accompanying notes are an integral part of these condensed consolidated financial statements.

Index

CAPRIUS , INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – THE COMPANY

Caprius, Inc. and subsidiaries (collectively the “Company”) is engaged in the infectious medical waste disposal business. In December 2002, the Company acquired a majority interest in M.C.M. Environmental Technologies, Inc. (“MCM”) which developed, markets and sells the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste.  The SteriMed Systems are sold and leased in both the domestic and international markets.

NOTE 2 – BASIS OF PRESENTATION AND MANAGEMENT PLANS

The condensed consolidated balance sheet of the Company as of December 31, 2007, the condensed consolidated statements of operations for the three month periods ended December 31, 2007 and 2006, the condensed consolidated statement of stockholders’ equity for the three month period ended December 31, 2007 and the condensed consolidated statements of cash flows for the three months ended December 31, 2007 and 2006, have been prepared by the Company without audit.  In the opinion of management, the information contained herein reflects all adjustments necessary to make the presentation of the Company’s condensed financial position, results of operations and cash flows not misleading.  All such adjustments are of a normal recurring nature.

The accompanying condensed consolidated financial statements do not contain all of the information and disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the consolidated financial statements and related notes included in the Company’s annual report on Form 10-KSB for the fiscal year ended September 30, 2007, filed with the Securities and Exchange Commission on December 21, 2007.

The Company has incurred substantial recurring losses.  In addition, the Company is a defendant in an action seeking damages in excess of $400,000.  Although management believes the Company has a meritorious defense in such lawsuit, an unfavorable outcome could have a materially adverse impact on our business.  The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty of this litigation. The Company has available cash of approximately $3,840,690 at December 31, 2007.  In December 2007, the Company raised net proceeds of $4.4 million in a placement of Series F convertible preferred stock. These funds will be utilized to support the Company’s marketing efforts, obtain additional regulatory approvals both domestically and overseas as well as to provide for increased manufacturing. The net proceeds from this placement should fulfill the Company’s capital needs for the upcoming year, based upon its present business plan.

NOTE 3 – SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Caprius, Inc. and its wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues from the MCM medical waste business are recognized at the time when the SteriMed units are shipped to the customer. We recognize revenues from the sale of our products as our units are shipped to customers whether they are being financed or paid directly.  The Company is not the direct lessor of the products.  Our customers may utilize third party leasing companies if they are inclined to lease rather than direct purchase.  Revenues for consulting and royalty fees are recognized as earned.  We recognize revenue for extended warranty contracts over the period that the extended warranty covers.  The length of these extended warranty contracts are anywhere from one to four years.

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Cash Equivalent

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent.  As of December 31, 2007, the Company has no instruments that would be classified as a cash equivalent.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Loss Per Share

The Company follows Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share”, which provides for the calculation of “basic” and “diluted” earnings (loss) per share.  Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur through the effect of common shares issuable upon the exercise of stock options and warrants and convertible securities. As of December 31, 2007 and 2006, potential issuable common shares amounted to 30,211,500 and 4,477,965 respectively, and have not been included in the computation of diluted loss per share since the effect would be antidilutive. The potential common shares issuable as of December 31, 2007 and 2006 are outlined below:

	December 31, 2007	December 31, 2006
Options Outstanding	1,903,175	811,500
Warrants Outstanding	10,439,226	1,659,146
Series B Preferred Stock	-	57,989
Series D Preferred Stock	3,785,699	1,949,330
Series E Preferred Stock	6,250,000	-
Series F Preferred Stock	7,833,400	-
Total	30,211,500	4,477,965

  Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

NOTE 4 – EQUITY FINANCING

On December 6, 2007, the Company closed on a $4.7 million preferred stock equity financing before financing related fees and expenses of approximately $289,000.  As part of this financing transaction, the Company issued 78,334 shares of Series F convertible preferred stock at $60 a share.  Each share of the Series F preferred stock is convertible into 100 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 7,833,400 shares of common stock.  Pursuant to the Preferred Stock Agreement, the Company also entered into a Registration Rights agreement whereas it is obligated to file a Registration Statement with the SEC registering the underlying securities of common stock.  The Company also issued warrants to purchase an aggregate of 3,133,360 shares of common stock at an exercise price of $0.80 per share for a period of five years. The fair value of such warrants granted amounted to approximately $970,000 utilizing the Black-Scholes Valuation Model.  The Company has determined that the preferred stock was issued with an effective beneficial conversion feature of approximately $2,370,000 based upon the relative fair values of the preferred stock and warrants using the Black Scholes valuation model.  As such, this beneficial conversion feature is recorded as a deemed preferred stock dividend.  The Company has also issued warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $0.85 per share for a period of five years as part of the placement fee, to a placement agent and its designees. Using the Black Scholes valuation model the Company has determined that the fair value of these warrants is $0.29 per share which equates to a fair value of approximately $117,000. The following assumptions were used in the calculation of the model: common stock based on a closing market price of $0.85 per share, exercise price of $0.80 per share, zero dividends, volatility of 59.15%, risk free interest rate of 3.35% and expected life of 2.5 years.  The fair valuation of these warrants has been included in the Company’s additional paid-in-capital and has no impact on its statement of operations.

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The Series F preferred stock  placement contains a re-pricing adjustment clause, whereby if the Company, at any time while the Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to re-price its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (“Dilutive Issuance”), such issuance shall be deemed to have occurred for less than the Conversion Price of the previously issued and outstanding Preferred Stock.

 Pursuant to the 2006 preferred stock placement, the Company issued 241,933 shares of Series D preferred stock, whereby each share was initially convertible into ten shares of common stock, subject to customary anti-dilution provisions.  By reason of these anti-dilution provisions, after the Series F preferred stock placement of December 6, 2007 each non-converted share of Series D preferred stock of which there are 194,933, is convertible into 19.42 shares of common stock or an aggregate of 3,785,699 shares of common stock. Accordingly, upon the conversion of the remaining 194,933 shares of Series D preferred stock, the Company will issue an additional 1,836,369 shares of common stock.

Pursuant to the anti-dilution provisions of the 2005 Series C Preferred Stock placement, the Company has issued an additional 1,620,998 Series A warrants and 330,722 Series B warrants.  The original exercise price at the time of the placement for the Series A warrants was $5.80 and for the Series B warrants was $2.90.  In accordance with these provisions, the exercise price of both the newly issued and originally issued warrants is now $1.25 and $0.93 for the Series A and Series B warrants respectively.  The adjustment of the conversion price was determined as per the following calculation: Adjusted conversion Price is equal to (A x B)+D divided by A+C, where “A” equals the number of shares of Common Stock outstanding, including additional shares of common stock deemed to be issued hereunder; “B” equals the Warrant Price in effect immediately preceding such issuance, “C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the issuance and “D equals the aggregate consideration, if any received or deemed to be received by the Company. Upon any adjustment to the Warrant Price pursuant to the above, the number of warrant shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the warrant price in effect immediately thereafter.

The warrants associated with the both the Series E and Series F Preferred Stock Placements contain the same anti-dilution provision of those associated with the Series C Preferred Stock Placement as indicated above.  To date there have been no adjustments to either the Series E or Series F placement warrants.

NOTE 5 – STOCKHOLDER’S EQUITY

Stock Options

On December 4, 2007, the Company’s Board of Directors granted options to three employees for the purchase of 50,000, 20,000 and 20,000 shares of its common stock. Such options have a term of 10 years, vesting

Index

after six months as to one-eighth of the options granted, and the balance vesting in equal monthly installments over the next forty-two months at an exercise price of $0.75 per share.  The fair value of these options of $0.32 was estimated as of the issue date using a Black-Scholes pricing model with the following assumptions: common stock based on a closing market price of $0.70 per share, exercise price of $0.75 per share, zero dividends, expected volatility of 59%, risk free interest rate of 3.35% and expected life of 4 years.  During the three months ended December 31, 2007 a former employee forfeited 34,375 options.  The Company recorded $67,988 and $44,262 of stock option compensation for the three months ended December 31, 2007 and 2006, respectively and is included in the selling, general and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2007, the fair value of the unvested stock options amounted to $682,093 which is expected to be recognized over a weighted average period of approximately 2.54 years.

Transactions under the stock option plan during the three month period ended December 31, 2007 are summarized as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at October 1, 2007	1,847,550	$0.86
Granted	90,000	$0.75
Forfeited / Expired	(34,375)	$0.80

Outstanding at December 31, 2007	1,903,175	$0.86

The following table summarizes information concerning currently outstanding and exercisable stock options:

	Outstanding Options				Exercisable Options
		Weighted-
	Number	Average	Weighted-	Intrinsic	Number	Weighted-	Intrinsic
Range of	Outstanding at	Remaining	Average	Value	Exercisable at	Average	Value
Exercise	December 31,	Contractual	Exercise		December 31,	Exercise
Prices	2007	Life (years)	Price		2007	Price

$0.52 - 0.80	1,335,625	8.49	$0.62	$80,138	419,131	$0.63	$20,957
1.10	458,000	8.08	1.10	0	219,428	1.10	0
1.75	30,000	3.58	1.75	0	30,000	1.75	0
3.00 - 5.00	79,550	3.72	3.24	0	79,550	3.24	0

$0.52 - $5.00	1,903,175	8.11	$0.86	$80,138	748,109	$1.09	$20,957

The intrinsic value is calculated as the difference between the market value of the Company’s common stock at December 31, 2007, which was $0.68 per share and the exercise price of the options

Warrants

As part of the December 2007 preferred stock equity financing, the Company issued warrants to purchase an aggregate of 3,133,360 shares of common stock at an exercise price of $0.80 per share for a period of five years.  The Company has also issued warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $0.85 per share for a period of five years as part of the placement fee, to a placement agent.  All warrants associated with this transaction are for a period of five years, and expire in December 2012.

Pursuant to the anti-dilution provisions of the 2005 Series C Preferred Stock placement, after the close of the Series F placement, the Company has issued an additional 518,439 Series A warrants and 79,522 Series B warrants.  In accordance with these provisions, the exercise price of both the newly issued and previously issued warrants was modified to $1.25 and $0.93 for the Series A and Series B respectively. There was no accounting effect of this transaction to the financial statements.

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Warrants issued are as follows:

	Number of Warrants	Warrants Exercise Price Per Share	Weighted Average Exercise Price Per Share

Balance October 1, 2007	6,307,905	$0.50 - $5.60	$1.07
Granted	4,131,321	$0.80 - $1.25	$0.86
Balance, December 31, 2007	10,439,226	$0.50 - $5.60	$0.92

NOTE 6 – ECONOMIC DEPENDENCY

For the three months ended December 31, 2007, product sales from two customers was approximately $422,000 and $78,000, respectively which represented approximately 61% and 11% of total revenues.   At December 31, 2007, accounts receivable for these two customers was $0 and $78,000, respectively.

For the three months ended December 31, 2006, product sales from one customer was approximately $342,000 which represented approximately 67% of total revenues.

NOTE  7 – INCOME TAXES

Effective October 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more than likely than not be sustained upon examination by taxing authorities. Differences between tax positions taken and or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying provisions of FIN 48.

In accordance with FIN 48, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified within “Interest income, net” in the consolidated statements of operations. Penalties would be recognized as a component of “Selling, general and administrative expenses”. No interest and penalties were recorded during the three months ended December 31, 2007.

The Company files income tax returns in the United States (federal) and in various states and local jurisdictions. In most instances, the Company is no longer subject to federal, state and local income tax examination by tax authorities for the years prior to 2003.

The adoption of the provision of FIN 48 did not have a material impact on the Company’s consolidated financial position and results of operations. As of December 31, 2007, no liability for unrecognized tax benefits was required to be recorded.

The Company’s utilization of the NOL carryforwards is subject to an annual limitation due to ownership changes that have occurred previously or that could occur in the future as provided in Section 382 of the Internal Revenue Code of 1986, as well as similar state and foreign provisions.  In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public group in the stock of a corporation by more than fifty percentage points over a three-year period. Since its formation, the Company has raised capital through the issuance of capital stock and various convertible instruments which combined with the purchasing shareholders’ subsequent disposition of these shares, has resulted in an ownership change, as defined by Section 382, and also could result in an ownership change in the future upon subsequent disposition.

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This annual limitation is determined by first multiplying the value of the Company’s stock at the time of ownership change by the applicable long-term tax exempt rate, and could then be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards before utilization.  The Company estimated that a substantial majority of the NOL’s are subject to limitations due to the change in ownership provisions under Section 382 of the Internal Revenue Code.  After giving effect to such changes, the Company estimates that its NOLS available to offset future taxable income, if any, amount to approximately $3.5 million.  Effective October 1, 2007, the Company reduced the carrying amount of its net deferred tax asset and related valuation allowance from approximately $14.3 million to $1.2 million for the tax effect of reducing its NOLS from approximately $41.5 million to $3.5 million.

A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of any portion or all of the valuation allowance net of appropriate reserves. Should the Company continue to be profitable in the future periods with supportable trends, the valuation allowance will be reduced accordingly.

NOTE  8 – COMMITMENTS AND CONTINGENCIES

Effective January 1, 2006, the Company entered into a new lease for its corporate offices in Hackensack, New Jersey expiring on September 30, 2011.  Under the terms of this agreement, the Company leases 4,177 square feet at a base monthly rental of approximately $7,500 plus certain escalation charges as defined, under the lease.

Future minimum rental payments under the above operating lease are as follows:

For the Year Ending September 30,	Amount

Nine months ending September 30, 2008	70,487
2009	96,071
2010	98,160
2011	100,248
$364,966

In Israel, the Company leases 2,300 square feet of industrial space at a monthly rent of approximately $1,000 and such lease expires on March 31, 2008. This lease agreement is renewable annually thereafter. In addition, the Company has leased approximately 2,000 square feet of warehouse space in Brighton, MI commencing February 1, 2008 through January 31, 2009 at a monthly rent of $2,000.

NOTE 9– LITIGATION

In May 2006, Andre Sassoon and Andre Sassoon International, Inc. (the “Plaintiffs”), filed a complaint against Caprius Inc., MCM Environmental Technologies, and George Aaron, (collectively, the “Company Defendants”) in the Supreme Court of the State of New York, New York County, claiming that the Defendants had breached an agreement entered into as part of the December 2002 MCM acquisition to pay $400,000 as settlement of a note previously issued by MCM.  The complaint also names all persons who were stockholders of MCM at the time of Caprius’ original investment in MCM in December 2002.  In June 2006, the Plaintiffs filed an amended complaint to include additional counts, alleging certain misrepresentations by the Company Defendants related to the agreement with the Plaintiffs.  The Plaintiffs are seeking damages in excess of $400,000 or the stock interest of the MCM stockholders at the time of Caprius’ acquisition.  Discovery has been undertaken, and the final depositions are scheduled for February 2008.  Based upon the review of the amended complaint, the Company continues to believe the Plaintiffs’ claims have no merit, and the Company Defendants will vigorously defend this action.  Accordingly, the Company has not recorded any accrual for this litigation as of December 31, 2007.

NOTE 10– SUBSEQUENT EVENT

On January 16, 2008, a holder of Series D Preferred Stock converted 22,000 such shares into 427,240 shares of Common Stock.  The conversion was exempt from the registration provisions of the Securities Act of 1933, as amended by reason of Section 3 (a) (9) thereof.

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11,366,760 Shares of Common Stock CAPRIUS, INC. PROSPECTUS May __, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$380
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	15,000
Printing	1,500
Miscellaneous Expenses	3,120
Total	$40,000

Item 14.  Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:  (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Delaware law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

(1)  On December 6, 2007, we issued (i) 78,334 shares of Series F Convertible Preferred Stock and (ii) warrants to purchase 3,133,360 shares of common stock to 10 investors for aggregate gross proceeds of $4.7 million.   As part of the fee to the placement agent, we granted them warrants to purchase 400,000 shares of common stock at an exercise price of $0.85 per share and paid them an aggregate amount of $240,000.  We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(2)  On March 1, 2007, we issued (i) 10,000 shares of Series E Convertible Preferred Stock and (ii) warrants to purchase 3,125,000 shares of common stock to six institutional investors for aggregate gross proceeds of $2.5 million.  As part of the fee to the placement agent and an advisor, we granted them warrants to purchase 182,500 shares of common stock at an exercise price of $0.60 per share and paid them an aggregate amount of $71,000.  We relied on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided in Section 4(2) thereof and Rule 506 thereunder.

(3)  On December 4, 2006, we issued 470,000 shares of common stock to a holder of our Series D Convertible Preferred Stock upon its conversion of 47,000 shares thereof.  We relied on the exemption from the registration requirements of the Securities Act provided in Section 3(a)(9) thereof.

(4)  On February 17, 2006, we issued (i) 241,933 shares of Series D Convertible Preferred Stock, (ii) Series A Warrants to purchase an aggregate of 223,881 shares of common stock at an exercise price of $1.50 per share and (iii) Series B Warrants to purchase an aggregate of 447,764 shares of common stock at an exercise price of $2.00 per share (which exercise prices were subject to adjustment) to four institutional investors for aggregate gross proceeds of $3.0 million.  As part of the fee to the placement agents, we granted them warrants to purchase 119,403 shares of common stock at an exercise price of $1.68 per share and warrants to purchase 59,702 shares of common stock at an exercise price of $2.00 per share.  We relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof and Rule 506 thereunder.

(5)  On April 5, 2005, we effected a 1-20 reverse split on our common stock.  Upon the reverse split, the outstanding Series C Convertible Preferred Stock was mandatorily converted into common stock.  We relied on the exemption from the registration requirements of the Securities Act provided in Section 3(a)(9) thereof for the conversion of the Preferred Stock.

(6)  On February 15, 2005, we issued (i) 45,000 shares of Series C Convertible Preferred Stock,  (ii) Series A Warrants to purchase an aggregate of 465,517 shares of common stock at an exercise price of $5.60 per share and (iii) Series B Warrants to purchase an aggregate of 155,172 shares of common stock at an exercise price of $2.90 per share to 46 investors (including executive officers) each of represented that he was an “accredited investor,” for aggregate gross proceeds of $4.5 million, including conversion of short-term secured debt.  As part of the fee to the placement agent, we granted it warrants to purchase an aggregate of 75,000 shares of common stock at an exercise price of $5.60 per share.  We relied on the exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof and Rule 506 thereunder.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit

Number Description of Exhibit

All references to Registrant’s Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 0-11914.

2.1
Agreement and Plan of Merger, dated January 20, 1997, by and among Registrant, Medical Diagnostics, Inc. (“Strax”), Strax Acquisition Corporation and US Diagnostic Inc. (incorporated by reference to Exhibit 1 to Registrant’s Form 8-K filed January 23, 1997).

2.2
Agreement and Plan of Merger dated as of June 28, 1999 among Registrant, Caprius Merger Sub, Opus Diagnostics Inc. (“Opus”), George Aaron and Jonathan Joels (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-K, filed July 1, 1999 (the “July 1999 Form 8-K”)).

3.1
Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3 filed with Registrant’s Registration Statement on Form S-2, and amendments thereto, declared effective August 18, 1993 (File No. 033-40201) (“Registrant’s Form S-2”)).

3.2	Amendment to Certificate of Incorporation of Registrant filed November 5, 1993 (incorporated by reference to Exhibit 3.2 to Registrant’s Form S-4, filed October 9, 1997(File No. 333-37481)).

3.3
Amendment to Certificate of Incorporation of Registrant, filed August 31, 1995, (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K for an event of August 31, 1995 (the “August 1995 Form 8-K”)).

3.4
Amendment to Certificate of Incorporation of Registrant, filed September 21, 1995 (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the nine months ended September 30, 1995 (the “ANMR 1995 Form 10-K”)).

3.5	Certificate of Merger, filed on June 28, 1999 with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 of Form 8-K dated June 28, 1999).

3.6	Certificate of Amendment to Certificate of Incorporation, filed April 1, 2005 (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, filed April 5, 2005 (the “April 2005 Form 8-K”).

3.7	Certificate of Designation of Series B Convertible Redeemable Preferred Stock of Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, filed September 2, 1997).

3.8
Certificate of Designations Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, filed for an event of February 17, 2006 (the “February 2006 Form 8-K”)).

3.9
Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock, filed on February 27, 2007 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed March 1, 2007 (the “March 2007 Form 8-K”)).

3.10
Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock, filed on December 6, 2007 with the Secretary of State of Delaware (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K,  filed  December 10, 2007 (the “December 2007 Form 8-K).

3.11	Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.4 to Registrant’s Form S-4).

4.1
Form of Common Stock Purchase Warrants for up to 300,000 shares of Common Stock, expiring February 28, 2006 (incorporated by Reference to Exhibit 10.3 to the Registrant’s Form 10-QSB for the fiscal quarter ended March 31, 2001).

4.2	Form of 2006 Series A Warrant (granted February 17, 2006) incorporated by reference to Exhibit 4.1 to Registrant’s February 2006 Form 8-K).

4.3	Form of 2006 Series B Warrant (granted February 17, 2006) incorporated by reference to Exhibit 4.2 to Registrant’s February 2006 Form 8-K).

4.4	Placement Agent Warrant, dated February 17, 2006 (incorporated by reference to Exhibit 4.3 to Registrant’s February 2006 Form 8-K).

4.5	Placement Agent Warrants, dated February 17, 2006 (incorporated by reference to Exhibit 4.1 to Registrant’s March 2006 Form 8-K/A-1).

4.6	Form of Warrant issued to the Investors in the March 2007 placement (incorporated by reference to Exhibit 4.1 to Registrant’s March 2007 Form 8-K).

4.7	Placement Warrant Agreement, dated as of March 1, 2007, for 70,000 shares of Common Stock (incorporated by reference to Exhibit 4.2 to Registrants March 2007 Form 8-K).

4.8	Warrant Agreement, dated as of March 1, 2007, for 112,500 shares of Common Stock (incorporated by reference to Exhibit 4.3 to Registrant’s March 2007 Form 8-K).

4.9	Form of Warrant issued to the Investors in the December 2007 placement (incorporated by reference to Exhibit 4.1 of the Registrant’s December 2007 Form 8-K).

4.10	Placement Agent Warrant Agreement dated December 6, 2007 (incorporated by reference to Exhibit 4.2 of the Registrant’s December 2007 Form 8-K).

5**	Opinion of Thelen Reid Brown Raysman & Steiner LLP.

10.1.1
Purchase and Sale Agreement, dated as of October 9, 2002, Among Registrant, Opus and Seradyn, Inc. (“Seradyn”) (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K for an event of October 9, 2002 (the “October 2002 Form 8-K”)).

10.1.2	Royalty Agreement, dated as of October 9, 2002, between Opus and Seradyn (incorporated by reference to Exhibit 10.2 to Registrant’s October 2002 Form 8-K).

10.1.3	Amendment to Royalty Agreement dated June 19, 2007, among Registrant, Opus and Seradyn (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K for an event of June 19, 2007).

10.2.1
Stock Purchase Agreement, dated December 17, 2002, among Registrant, M.C.M. Technologies, Ltd. and M.C.M. Environmental Technologies, Inc.(incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K for an event of December 17, 2002 (the “December 2002 Form 8-K”)).

10.2.2
Stockholders Agreement, dated December 17, 2002, among M.C.M. Technologies, Inc. and the holders of its outstanding capital stock (incorporated by reference to Exhibit 10.2 to Registrant’s December 2002 Form 8-K).

10.3
License and Manufacturing Agreement between M.C.M. Environmental Technologies Inc. and CID Lines, dated November 26, 2002 (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to Registrant’s September 2004 Form SB-2, filed November 5, 2004 (File No. 333-118869) (“November 2004 Form SB-2/A-1”)).

10.4
Distribution Agreement between M.C.M. Environmental Technologies, LTD and Euromedic Group, dated November 1, 2002 (incorporated by reference to Exhibit 10.15 to Registrant’s November 2004 Form SB-2/A-1).

10.5	Form of Agreement of Lease between Venture Hackensack Holding, Inc. and Registrant dated January 1, 2006 (incorporated by reference to Exhibit 10.1 to Registrant’s December 31, 2005 Form 10-QSB.)

10.6.1
Purchase Agreement for the sale of 45,000 shares of Series C Mandatory Convertible Preferred Stock and Series A and Series B warrants (incorporated by reference to Exhibit 10.1 to Registrant’s February 2005 Form 8-K).

10.6.2	Registration Rights Agreement, dated February 15, 2005, by and among the Registrant and investors (incorporated by reference to Exhibit 10.2 to Registrant’s February 2005 Form 8-K).

10.6.3	Amendment and Conversion Agreement, dated February 15, 2005, by and among the Registrant and note holders (incorporated by reference to Exhibit 10.3 to Registrant’s February 2005 Form 8-K).

10.6.4	Exchange Agreement, dated February 15, 2005, by and among the Registrant and certain lenders (incorporated by reference to Exhibit 10.4 to Registrant’s February 2005 Form 8-K).

10.6.5	Registration Rights Agreement, dated February 15, 2005, by and among the Registrant and note holders (incorporated by reference to Exhibit 10.5 to Registrant’s February 2005 Form 8-K).

10.7.1	Financial Advisory Agreement, dated January 11, 2005, between the Registrant and Laidlaw & Company (UK) Ltd. (incorporated by reference to Exhibit 10.6.1 to Registrant’s February 2005 Form 8-K).

10.7.2	Amendment to Financial Advisory Agreement, dated February 9, 2005 (incorporated by reference to Exhibit 10.6.2 to Registrant’s February 2005 Form 8-K).

10.8.1	Purchase Agreement for sale of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to Registrant’s February 2006 Form 8-K).

10.8.2	Registration Rights Agreement dated February 16, 2006, by and among Registrant and the purchasers (incorporated by reference to Exhibit 10.2 to Registrant’s February 2006 Form 8-K).

10.9	Form of Letter Agreement, dated October 30, 2006, between the Caprius, Inc. and Dwight Morgan (incorporated by reference to Registrant’s November 2006 Form 8-K).

10.10.1	Purchase Agreement for sale of Series E Preferred Stock dated as of February 27, 2007 (incorporated by reference to Exhibit 10.1 to Registrant’s March 2007 Form 8-K)

10.10.2	Registration Rights Agreement dated March 1, 2007, by and among Registrant and the purchasers (incorporated by reference to Exhibit 10.2 to Registrant’s March 2007 Form 8-K)

10.10.3	Letter Agreement, dated February 27, 2007, between the Company and Vision Opportunity Master Fund Ltd. (incorporated by reference to Exhibit 10.3 to Registrant’s March 2007 Form 8-K).

10.11.1	Purchase Agreement (without schedules) dated December 6, 2007, by and among Registrant and the Investors thereto (incorporated by reference to Exhibit 10.1 to Registrant’s December 2007 Form 8-K).

10.11.2	Registration Rights Agreement, dated December 6, 2007, by and among Registrant and the Investors thereto (incorporated by reference to Exhibit 10.2 to Registrant’s December 2007 Form 8-K).

23.1*	Consent of Marcum & Kliegman LLP

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (filed as part of Exhibit 5)

24.1	Powers of Attorney (included on the signature page).

*     Filed herewith
**   Previously filed

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  to include any additional or changed material information with respect to the plan of distribution.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hackensack, New Jersey, on the 29th day of April 2008.

Caprius, Inc.
By:	/s/ Jonathan Joels
Jonathan Joels Chief Financial Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Dwight Morgan or Jonathan Joels as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Dwight Morgan Dwight Morgan	Chairman of the Board , President and CEO	April 29, 2008
/s/ Jonathan Joels Jonathan Joels	Director, Chief Financial Officer and Chief Accounting Officer	April 29, 2008
/s/ Dwight Morgan * George Aaron	Director	April 29, 2008
/s/ Dwight Morgan * Kenneth C. Leung	Director	April 29, 2008
/s/ Dwight Morgan * Roger W. Miller	Director	April 29, 2008

* As attorney-in-fact